MEMBERSHIP INTEREST PURCHASE AGREEMENT
BY AND AMONG
BONANZA CREEK ENERGY OPERATING COMPANY, LLC,
AS SELLER
AND
MERITAGE MIDSTREAM SERVICES IV, LLC,
AS BUYER
November 5, 2015

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

iii

EXHIBITS AND SCHEDULES

Exhibits
Exhibit A        Form of Assignment
Exhibit B        Indemnities
Exhibit C         Seller Obligations
Exhibit D        Notices

Schedules
Schedule 1.01(a)    Commercial Agreements
Schedule 1.01(b)    Equipment
Schedule 1.01(c)    Existing CPFs
Schedule 1.01(d)    Facilities
Schedule 1.01(e)    Meters
Schedule 1.01(f)    New CPFs
Schedule 1.01(g)    Pipelines
Schedule 1.01(h)    System
Schedule 1.01(i)    Territory
Schedule 4.02(c)    Certain Changes
Schedule 5.03        Consents and Approvals; No Violation – Seller
Schedule 5.06        Existing Dedications
Schedule 6.02        Capitalization
Schedule 6.04        Consents and Approvals; No Violation – Company
Schedule 6.06(a)    Material Contracts
Schedule 6.06(b)    Material Contract Defaults
Schedule 6.07(a)    Real Property Compliance
Schedule 6.07(b)    Real Property Consents
Schedule 6.07(d)    Fee Property
Schedule 6.07(e)(i)    Real Property Leases
Schedule 6.07(e)(ii)    Real Property Lease Defaults
Schedule 6.07(f)(i)    Easements
Schedule 6.07(f)(ii)    Gaps
Schedule 6.08        Personal Property Exceptions
Schedule 6.09        Permits
Schedule 6.10        Compliance with Laws
Schedule 6.11        Litigation
Schedule 6.12        Environmental Matters
Schedule 6.13        Taxes
Schedule 6.15        Financial Statements
Schedule 6.16        Undisclosed Liabilities
Schedule 6.17        Absence of Changes
Schedule 6.18        Insurance

i

EXHIBITS AND SCHEDULES

Schedule 6.20        Affiliate Transactions

ii

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Membership Interest Purchase Agreement (this “Agreement”) is made and entered into on this 5th day of November, 2015, by and between Bonanza Creek Energy Operating Company, LLC, a Delaware limited liability (“Seller”), and Meritage Midstream Services IV, LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are sometimes herein referred to individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Seller owns all of the equity interests (the “Purchased Equity”) of Rocky Mountain Infrastructure, LLC, a Delaware limited liability company (the “Company”);
WHEREAS, the Company owns the Assets and operates the System (as defined below); and
WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Purchased Equity on the terms and conditions set forth in this Agreement.
AGREEMENTS
NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
1.01    Definitions. Each capitalized term used herein shall have the meaning given such term as set forth below.
“Affiliate” shall mean, with respect to a specified Person, any other Person controlling, controlled by or under common control with that first Person. As used in this definition, the term “control” shall mean (a) with respect to any Person having voting shares or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, shares or the equivalent representing more than 50% of the power to vote in the election of directors, managers or Persons performing similar functions, and (b) ownership of more than 50% of the equity or equivalent interest in any Person. Seller acknowledges that Riverstone Holdings, LLC and its Affiliates (other than Buyer and its subsidiaries) shall not be Affiliates of Buyer for the purposes of this Agreement.
“Agreement” shall have the meaning given such term in the introductory paragraph hereof.
“Allocation” shall have the meaning given such term in Section 3.03.

“Amended and Restated Contribution Agreements” shall mean (a) an amended and restated contribution agreement made by and between Seller and the Company which shall amend and restate the Contribution Agreement, dated May 1, 2015 and the Contribution Agreement, dated September 1, 2015 and (b) an amended and restated assignment, bill of sale and conveyance which shall amend and restate the Amended and Restated Assignment, Bill of Sale and Conveyance, effective May 1, 2015 and the Assignment, Bill of Sale and Conveyance, effective September 1, 2015.
“Assets” means the System, the Material Contracts, the Permits and any other assets owned by the Company.
“Assignment” shall have the meaning given such term in Section 4.03(a)(i).
“Balance Sheet Date” shall have the meaning given such term in Section 6.15.
“Business Day” shall mean any day except a Saturday, Sunday or any other day on which commercial banks in Houston, Texas are required or authorized by a Legal Requirement to be closed.
“Business Employee(s)” means employees of Seller and its Affiliates who, as of the date hereof, are dedicated to the operations of the Company.
“Buyer” shall have the meaning given such term in the introductory paragraph hereof.
“Buyer Indemnified Parties” shall have the meaning given such term in Section 10.01(a).
“Cap” shall have the meaning given such term in Section 10.01(c)(i).
“Casualty Cost” shall mean, with respect to any Casualty Loss, the costs and expenses paid, incurred or required to be paid or incurred to restore the System with equipment of similar grade and utility and to replace any Real Property with Real Property of similar nature and kind.
“Casualty Loss” shall have the meaning given such term in Section 10.13.
“Claim Notice” shall have the meaning given such term in Section 10.01(d).
“Claims” shall mean any and all claims, actions, suits, demands or other proceedings, whether in the nature of judicial or prejudicial proceedings, arbitration or mediation proceedings, made or brought against a Person for recovery of Damages.
“Closing” shall have the meaning given such term in Section 4.01.
“Closing Date” shall have the meaning given such term in Section 4.01.
“COBRA Coverage” shall mean continuation coverage under Section 4980B of the Code and Part 6 of Title I of ERISA.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Commercial Agreements” shall mean the agreements described on Schedule 1.01(a).

“Company” shall have the meaning given such term in the recitals.
“Company Indemnified Matters” shall have the meaning given such term in Section 10.09(a).
“Company Indemnified Party” shall have the meaning given such term in Section 10.09(a).
“Consents” shall mean any consent to assign, approval or similar restriction held by a Governmental Entity or other third Person, but excluding any consent or approval from a Governmental Entity with respect to the purchase and sale of the Purchased Equity that is customarily obtained after such purchase and sale.
“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local law.
“Continuing Employee(s)” shall have the meaning given such term in Section 10.08(c).
“Continuous Drilling Requirement” means either (a) completing fifty-six (56) Qualified Wells in a calendar year or (b) keeping one rig in constant operation drilling Wells as a reasonable and prudent operator throughout a calendar year, subject to downtime for mobilization, demobilization, maintenance, repair and Force Majeure Events.
“Contract” shall mean any agreement, contract, lease, consensual obligation, promise, commitment, or undertaking.
“Conveyance Documents” shall mean (a) Contribution Agreement, dated May 1, 2015; (b) the Amended and Restated Assignment, Bill of Sale and Conveyance, effective as of May 1, 2015; (c) the Contribution Agreement dated September 1, 2015; and (d) the Assignment, Bill of Sale and Conveyance, effective as of September 1, 2015.
“Creditors’ Rights” shall have the meaning given such term in Section 5.01(b).
“Damages” shall mean any and all damages, judgments, losses, costs, penalties, fines, court costs, expenses (including reasonable attorneys’ fees) and Liabilities of any kind or character; provided, however, that the amount of any Damage shall be offset by any amounts received by the Indemnified Party from any third-party (including insurers or sureties) with respect to such Damages.
“Deductible” shall have the meaning given such term in Section 10.01(c)(i).
“Deferred Consideration” shall have the meaning given such term in Section 3.01(a).
“Disclosure Schedule” shall mean the disclosure schedule delivered with and attached hereto. The information and disclosures contained in any section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure

Schedule as though fully set forth in such other section for which the applicability of such information and disclosure is reasonably apparent on the face of such information or disclosure.
“Drilling Commitment” has the meaning set forth in Section 3.02(b).
“Drilling Incentive Amount” shall have the meaning given such term in Section 3.01(b).
“Drilling Incentive Payment” shall mean, as calculated for each Drilling Incentive Quarter the Total Quarterly Well Payments earned during the subject Drilling Incentive Quarter.
“Drilling Incentive Quarter” shall mean any calendar quarter during the Incentive Periods.
“Easements” shall mean all easements, rights-of-way, surface use agreements, surface lease agreements, line rights and real property licenses and any other easements, rights-of-way, property use agreements, line rights and real property licenses upon which the System is located or which are required for access to the System.
“Employee Assistance” shall have the meaning given such term in Section 10.07(e).
“Employee Benefit Plan” means any (i) employee pension benefit plan (as described in Section 3(2) of ERISA), (ii) employee welfare benefit plan (as described in Section 3(1) of ERISA), (iii) plan that would be an “employee benefit plan” (as described in Section 3(3) of ERISA) if it were subject to ERISA, such as foreign plans and plans for directors, or (iv) incentive, deferred compensation, severance, stock option or other equity-based compensation, bonus, vacation or other employee benefit plan, arrangement, agreement, and practice that relates to employee benefits, or any employment agreement, bonus program and any other arrangement subject to the requirements of Section 409A of the Code, whether or not subject to ERISA, that is sponsored, maintained, or contributed to by the Company or under which the Company or any of its ERISA Affiliates has any obligation or liability, including contingent or otherwise.
“Encumbrances” shall mean any lien, mortgage, deed of trust, security interest, pledge, hypothecation, charge, security interest, preferential purchase right, right of first refusal or other encumbrance.
“Environmental Legal Requirements” shall mean any and all Legal Requirements which relate to the environment, pollution, or the emission, discharge, release, treatment, storage, disposal, management, remediation, or other form of response to, Hazardous Materials, specifically including, without limitation, but by way of example, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, The Oil Pollution Act of 1990, as amended, the Safe Drinking Water Act, as amended, the Hazardous Materials Transportation Act, as amended, the Toxic Substances Control Act, as amended, and other environmental conservation or protection Legal Requirements.

“Environmental Permits” shall mean all permits, licenses, certificates, registrations, identification numbers, applications, consents, approvals, variances, notice of intent, and other authorizations issued by a Governmental Entity necessary to comply with Environmental Legal Requirements.
“Equipment” shall mean the equipment owned by the Company and set forth on Schedule 1.01(b).
“ERISA Affiliate” shall mean any entity, trade, or business that is considered a single employer with, or part of the same “controlled group” as, Seller or any of its Affiliates under ERISA Section 4001(b) or Sections 414(b), (c), (m), or (o) of the Code.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Exclusivity Period” shall have the meaning set forth in Section 4.02(d).
“Existing CPFs” shall mean the four (4) central processing facilities described on Schedule 1.01(c).
“Existing Gas Dedication” shall mean any Contract with a third party for gas purchase, sale, gathering, treating, processing, transportation or dedication in the Territory.
“Existing Oil Dedication” shall mean any Contract with a third party for oil purchase, sale, gathering, treating, processing, transportation or dedication in the Territory.
“Existing Water Dedication” shall mean any Contract with a third party for or dedication of water gathering, treating or processing in the Territory.
“Expert” shall have the meaning given such term in Section 3.02(c).
“Facilities” shall mean the Existing CPFs, the New CPFs, the six (6) existing compressor stations and the other facilities described on Schedule 1.01(d).
“Fee Property” shall have the meaning given such term in Section 6.07(d).
“Financial Statements” shall have the meaning given such term in Section 6.15.
“Force Majeure Event” shall mean any occurrence not within the control of the Party affected and which by reasonable efforts such Party is unable to prevent or avoid, including, but not be limited to, the following: failure or inability of downstream pipelines to accept gas from the operator; acts of God; strikes, lockouts, or industrial disputes or disturbances; civil disturbances; terrorist attacks; arrests and restraint from rulers of people; interruptions by government or court orders; present and future valid orders of any regulatory body having proper jurisdiction; acts of the public enemy; wars; riots; blockades; insurrections; inability to secure labor or inability to secure materials at a reasonable cost, including inability to secure materials by reason of allocations promulgated by authorized Governmental Entities; epidemics; landslides; lightning; earthquakes; fire; storms (including blizzards, ice storms, tornadoes, and hurricanes); floods; washouts;

explosions; breakage, accident, repairs or alterations to lines of pipe or other equipment; freezing of wells or pipelines; inability to obtain easements or right-of-ways at a reasonable cost; or any other cause, whether of the kind herein enumerated or otherwise. The settlement of strikes, lockouts, or industrial disputes or disturbances shall be entirely within the discretion of the Party having the difficulty, and the requirement that any force majeure cause be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or industrial disputes or disturbances by acceding to any demands when such course is inadvisable in the sole and absolute discretion of the Party having the difficulty.
“Fundamental Representation(s)” shall have the meaning given such term in Section 9.01.
“GAAP” means generally accepted accounting principles of the United States, consistently applied.
“Gap” means any part of the System not located on or under a valid and enforceable (a) Fee Property, (b) Leased Real Property or (c) real property the subject of an Easement.
“Governmental Entity” shall mean any court, governmental department, commission, council, board, bureau, agency or other judicial, administrative, regulatory, legislative or other instrumentality of the United States of America, tribal, state, county, municipality or local governmental body or political subdivision.
“Hazardous Materials” shall mean those substances, materials, or wastes included within statutory and/or regulatory definitions or listings of “hazardous substance,” “special waste” “hazardous waste,” “extremely hazardous substance,” “regulated substance,” “hazardous materials,” “toxic substances,” “pollutant or contaminant” or “petroleum substance” under any Environmental Legal Requirement.
“Hire Date” shall have the meaning given such term in Section 10.08(c).
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Improvements” shall mean all of the Company’s structures, fixtures and facilities located on the Fee Property, Real Property Leases and Easements, and all of the Company’s appurtenances attached to the Fee Property, Real Property Leases and Easements, including, without limitation, all buildings, gathering lines, pipelines, valves, fittings, storage tanks and pumping facilities.
“Inactive Employee” shall have the meaning given such term in Section 10.08(c).
“Incentive Period I” shall mean the period beginning January 1, 2016 and ending December 31, 2016.
“Incentive Period II” shall mean the period beginning January 1, 2017 and ending December 31, 2017, as such may be extended until March 31, 2018 pursuant to Section 3.02(b).

“Incentive Periods” shall mean both Incentive Period I and Incentive Period II and “Incentive Period” shall mean either Incentive Period I or Incentive Period II.
“Income Taxes” shall mean all income, capital gains, franchise and similar Taxes.
“Indebtedness” of any Person means any obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, indentures or similar instruments or (c) in the nature of guarantees of the obligations described in clauses (a) and (b) above of any other Person.
“Indemnified Party” shall have the meaning given such term in Section 10.01(d).
“Indemnifying Party” shall have the meaning given such term in Section 10.01(d).
“Interim Balance Sheet” shall have the meaning given such term in Section 6.15.
“Inventory” shall mean the pipe, valves, fittings, meters, measurement instrumentation and other items held for use by Seller or the Company to service or maintain the System.
“IRS” shall mean the United States Internal Revenue Service.
“Knowledge”, wherever used in the phrase “to the knowledge of Seller” or to “Seller’s knowledge” or wherever it is said that Seller has or does not have “knowledge,” shall mean the actual knowledge of Richard Carty, William Cassidy, Anthony Buchanon, Christopher Humber, Cody Truitt, Dean Tinsley, Ryan Zorn, Timothy Wohlgemuth, Curt Moore, David Stewart and Erin Gleaton with the requirement of reasonable investigation or inquiry.
“Leased Real Property” shall mean the real property leased by the Company, in each case, as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company permanently attached or appurtenant thereto and all easements, licenses, rights and appurtenances related to the foregoing.
“Legal Requirements” shall mean any applicable laws, statutes, codes, rules, regulations, ordinances, judgments, orders, enforceable memorandums of agreement, writs, decrees or enforceable guidance documents of any Governmental Entity having competent jurisdiction, in each case as in effect on and as interpreted on the date of this Agreement or on and as of the Closing Date, as applicable.
“Liability” shall mean any liability (including, without limitation, STRICT LIABILITY arising under Environmental Legal Requirements or otherwise), obligation, Indebtedness, expense, claim, loss, damage, or guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated, regardless of whether such liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP.
“Material Adverse Effect” means (a) any material adverse change, event or effect on the condition (financial or otherwise), operations, properties, assets or Liabilities of the Company, taken as a whole, or (b) any material adverse change, event or effect on Seller’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Legal Requirements.
“Material Contracts” shall mean any of the following types of contracts in effect on the date of this Agreement to which the Company is a party:
(a)    any Contract that can reasonably be expected to result in aggregate revenues to or obligations of the Company of more than $100,000 during the current or any subsequent fiscal year or $250,000 in the aggregate over the primary term of such Contract;
(b)    any Contract containing provisions that restrict the right of the Company or its Affiliates to engage in any type of business or compete in any geographic area;
(c)    any partnership or joint venture agreement covering the assets or properties of the Company;
(d)    any security agreement, mortgage or other agreement creating an Encumbrance (other than Permitted Encumbrances);
(e)    any pipeline interconnect agreement, gas purchase agreement, gas gathering and compression services agreement, compressor lease agreement, amine treating agreement, gas gathering and processing agreement, condensate sales agreement or NGL sales agreement;
(f)    any Contract that is an indenture, mortgage, loan, credit or sale-leaseback, guaranty of any obligation, security agreement, assignment, pledge, bonds, letters of credit or similar financial contract or Indebtedness;
(g)    any Contract that constitutes a lease under which the Company is the lessor or the lessee of real, immovable, personal or movable property which lease (i) cannot be terminated by the Company without penalty upon sixty (60) days or less notice and (ii) involves an annual base rental of more than $100,000;
(h)    any Contract among or between the Company, on the one hand, and Seller or any Affiliate of the Company, on the other hand;
(i)    any Contract that constitutes a swap, sale or other exchange of commodities or other hedging agreement; or
(j)    any Contract the termination of which would result in a Material Adverse Effect.
“Mcf” means thousand cubic feet.
“Meters” shall mean the delivery meters, fuel meters, receipt meters and any other measurement equipment described on Schedule 1.01(e).

“MRL Well” shall mean a medium reach lateral oil and gas well with a horizontal length of which 5,000 feet or greater, but less than 8,000 feet, is completed in accordance with customary oilfield completion practices.
“New CPFs” means the two central production handling facilities described on Schedule 1.01(f).
“Notice Period” shall have the meaning given such term in Section 10.01(d).
“Outside Date” shall mean 5:00 p.m., Mountain Time, on January 31, 2016.
“Party(ies)” shall have the meaning given such term in the introductory paragraph hereof.
“Permits” shall mean all permits, Environmental Permits, licenses, certificates, authorizations, registrations, orders, waivers, variances and approvals (in each case, other than Easements) granted by any Governmental Entity to the Company, or for which the Company has filed or applied, for the ownership and/or operation of the Assets, including use by special review permits, storm water permits, and Spill Prevention Control and Countermeasure (SPCC) plans.
“Permitted Encumbrances” shall mean the following matters:
(a)    the rights reserved to, vested in, or imposed by any Governmental Entity to control, regulate or monitor the assets and properties of the Company in accordance with all Legal Requirements;
(b)    any lien for Taxes that are not yet due and payable or, if delinquent, that are being contested in good faith;
(c)    materialmen’s, mechanic’s, repairmen’s, employees’, contractors’, tax and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent or that will be paid and discharged in the ordinary course of business or, if delinquent, that are being contested in good faith;
(d)    preferential rights to purchase and required third-party consents to or approvals of or waivers respecting assignments and similar agreements with respect to which waivers or consents, approvals or waivers are obtained from the appropriate parties prior to Closing;
(e)    all rights reserved to or vested in any Governmental Entity to control or regulate any of the real property interests constituting a part of the assets and properties of the Company;
(f)    all easements, restrictions, reservations, contracts, rights-of-way, agreements, terms, conditions and covenants now of record to the extent (but no further) that each such matter described or referred to in this clause is valid and subsisting as of the date hereof and affects the Real Property;
(g)    all rights of landlords or lessors under the Real Property Leases;

(h)    any matters that are waived without reservation in writing by Buyer or otherwise released or satisfied by Seller on or prior to the Closing Date; and
(i)    consents and approvals that are customarily obtained after sale and conveyance and are not required pursuant to Sections 5.03 or 6.04; and
“Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other legal entity or organization, including any Governmental Entity.
“Personal Property” shall have the meaning given such term in Section 6.08.
“Pre-Closing Tax Period” means any Tax period ending on or prior to the Closing Date.
“Prohibited Commercial Agreements shall have the meaning given such term in Section 4.02(d).
“Pipelines” shall mean the oil, gas, gas lift and produced and flow back water pipelines set forth on Schedule 1.01(g).
“Purchase Price” shall have the meaning given such term in Section 3.01.
“Purchased Equity” shall have the meaning given such term in the recitals.
“Qualified Well” shall mean a Well within the Territory with a completed horizontal lateral length of no less than 3,000 feet in the Niobrara or Codell formation, capable of producing oil and gas in commercial quantities.
“Qualified Well Notice” shall have the meaning given such term in Section 3.02(c).
“Real Property” shall mean the Fee Property, Leased Real Property, Easements and Improvements, collectively.
“Real Property Lease(s)” shall have the meaning given such term in Section 6.07(e).
“Required Materials” shall have the meaning given such term in Section 10.07(e).
“Requisite Financial Statement Information” shall have the meaning given such term in Section 10.14.
“Revenue Adjustments” shall mean, with respect to each Qualified Well, a reduction to the Drilling Incentive Payment as follows: (a) $241,071 if the Qualified Well is subject to an Existing Oil Dedication, or is located greater than a 2 mile radius from an Existing CPF or a New CPF; (b) $241,071 if the Qualified Well is subject to an Existing Gas Dedication (unless under the Commercial Agreement Seller is required to pay the Company the gas gathering fee for volumes that are gathered by another person), or is located greater than a 2 mile radius from any part of the System (as may have been expanded at that time) that provides less than 100 psig service; and (c) $53,572 if the

Qualified Well is subject to an Existing Water Dedication, or is located greater than a 2 mile radius of an Existing CPF or a New CPF.

“Securities Act” shall have the meaning given such term in Section 7.07.
“Seller” shall have the meaning given such term in the introductory paragraph hereof.
“Seller Closing Amount” shall have the meaning given such term in Section 3.01(c).
“Seller Indemnified Parties” shall have the meaning given such term in Section 10.01(b).
“Seller Tax Liabilities” shall have the meaning given such term in Section 10.07(b)(i).
“Seller Taxes” means (a) Seller Tax Liabilities; (b) any and all Taxes (i) of any Consolidated Group (or any member thereof, other than the Company) of which the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date by reason of Treasury Regulation § 1.1502-6(a) or any analogous or similar foreign, state or local Law; (ii) of any other Person for which the Company is or has been liable as a transferee or successor, by contract or otherwise to the extent arising from events occurring prior to Closing; or (iii) that are social security, Medicare, unemployment or other employment or withholding Taxes owed with respect to any payments made to Seller pursuant to this Agreement; (c) all Income Taxes imposed by any applicable Legal Requirements on Seller or any of its direct or indirect owners or Affiliates (other than the Company); (d) any Taxes that are attributable to any asset or business of Seller that is not part of the Assets or the Transferred Assets; and (e) any and all Taxes (other than the Taxes described in clauses (a), (b), (c) or (d) of this definition) imposed on or with respect to the ownership of the Transferred Assets for any Tax period (or portion thereof) ending before the Closing Date.
“SRL Equivalent Well” in the singular form means and is equal to one (1) SRL Well, 0.75 (three-fourths) MRL Well and 0.5 (one-half) XRL Well. For purposes of clarity, one (1) XRL Well is equal to two (2) SRL Equivalent Wells and one (1) MRL Well is equal to one and one half (1.5) SRL Equivalent Wells.
“SRL Well” shall mean a standard reach lateral oil and gas well with a horizontal length of which 3,000 feet or greater, but less than 5,000 feet, is completed in accordance with customary oilfield completion practices.
“Straddle Period” shall mean any Tax period beginning on or before and ending after the Closing Date.
“System” shall mean the oil, gas and produced and flow back water gathering systems located in Weld County, Colorado and owned and operated by the Company as shown on Schedule 1.01(h), which includes, but is not limited to, the Existing CPFs, the Real Property, and the Personal Property.
“Taxes” shall mean all applicable federal, state and local income, margins, capital gains, capital stock, gross receipts, sales, use, ad valorem, transfer, franchise, profits, withholding, service,

occupation, payroll, real property, windfall profits, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, excise, severance, stamp, property, or other taxes, assessments, fees, unclaimed property and escheat obligations and other charges imposed by a Tax Authority, together with any estimated taxes, deficiency assessments, additions to tax, interest and penalties, whether disputed or otherwise, with respect thereto, (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a Consolidated Group for any period; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.
“Tax Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.
“Tax Claims” shall have the meaning given such term in Section 10.07(g)(i).
“Tax Return” shall mean any return, report, election, document, estimated tax filing, declaration, claim for refund, information return or other similar filing with respect to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Fee of Buyer” shall have the meaning given such term in Section 8.03(e).
“Termination Fee of Seller” shall have the meaning given such term in Section 8.03(f).
“Territory” shall mean the area outlined on Schedule 1.01(i).
“Threshold” shall have the meaning given such term in Section 10.01(c)(i).
“Total Quarterly Well Payments” shall mean, as calculated for each Drilling Incentive Quarter, the total of all Well Payments earned during the subject Drilling Incentive Quarter.
“Transaction” has the meaning set forth in Section 4.02(d).
“Transfer Taxes” shall mean any sales, use, transfer, recordation, real property transfer, documentary, stamp, stock transfer, or other similar Taxes.
“Transferred Assets” shall mean the assets transferred from Seller to the Company pursuant to the Conveyance Documents and the Amended and Restated Contribution Agreements.
“Transferred Asset Taxes” shall mean ad valorem, property, excise, sales, use and similar Taxes based upon the operation or ownership of the Transferred Assets, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes incurred as a result of either the transfer of the Purchased Equity pursuant to this Agreement or the transfer of the Transferred Assets or the Transferred Business to the Company.
“Transferred Business” shall mean the ownership and operation of the System and the Assets as a stand-alone midstream oil and gas company.

“Transition End Date” shall mean, with respect to any Business Employee who is covered by the Transition Services Agreement, the last day of the transition service period provided for under the Transition Services Agreement.
“Transition Services Agreement” shall mean the transition services agreement by and between Seller and Buyer in form and substance reasonably satisfactory to the Parties.
“Well” means a single SRL Well, MRL Well or XRL Well and “Wells” means more than one (1) SRL Well, MRL Well or XRL Well.
“Well Payment” shall mean the following, for each Qualified Well, subject to any applicable Revenue Adjustments:

SRL Well	$535,714
MRL Well	$803,571
XRL Well	$1,071,428

“Work” shall have the meaning given such term in Section 3.02(a).
“XRL Well” shall mean an extended reach lateral oil and gas well with a horizontal length of which 8,000 feet or greater is completed in accordance with customary oilfield completion practices.
ARTICLE II

PURCHASE AND SALE
2.01    Purchase and Sale of Purchased Equity. On the Closing Date, and subject to the terms and conditions set forth in this Agreement, for the consideration described in Section 3.01, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase, acquire and accept from Seller all of the Purchased Equity, free and clear of any and all Encumbrances (other than any restrictions on transfer imposed under applicable U.S. federal and state securities Legal Requirements).

ARTICLE III

PURCHASE PRICE AND SETTLEMENT
3.01    Purchase Price. The aggregate purchase price for the sale and conveyance of the Purchased Equity to Buyer is $255,000,000 (the “Purchase Price”), subject to adjustment in accordance with the terms of this Agreement. At Closing, the Purchase Price shall be retained or paid in the following manner:
(a)    $20,000,000 (the “Deferred Consideration”) will be retained by Buyer and become payable to Seller after Closing in cash by wire transfer of immediately available funds to the account designated in writing by Seller in equal $10,000,000 installments (i) the first of which shall become payable on the later to occur of (A) such time as Seller drills and completes forty (40) Qualified Wells and (B) December 31, 2016, provided that such Qualified Wells are drilled and completed prior to the expiration of Incentive Period I and (ii) the second of which shall become payable on the later to occur of (A) such time as Seller drills and completes a total of fifty-six (56) Qualified Wells and (B) December 31, 2016, provided that such Qualified Wells are drilled and completed prior to June 30, 2017;
(b)    $60,000,000 (the “Drilling Incentive Amount”) will be retained by Buyer and become payable to Seller, in whole or in part, after Closing in accordance with Section 3.02; and
(c)    an amount equal to the Purchase Price less the Deferred Consideration less the Drilling Incentive Amount and less any Indebtedness of the Company (the “Seller Closing Amount”) shall be paid at Closing to Seller by wire transfer of immediately available funds to the bank account designated in writing by Seller to Buyer at Closing.
3.02    Drilling Incentive Payments.
(a)    The Parties acknowledge and agree that Seller is performing and will continue to perform the drilling and completion of Qualified Wells during the Incentive Periods (the “Work”). In connection with the performance of the Work, Seller shall at all times have sole and exclusive authority to hire third-party contractors and to design, authorize, oversee, administer and manage all aspects of the Work.
(b)    In order to earn the entire Drilling Incentive Amount (subject to any Revenue Adjustments), Seller shall drill and complete at least one hundred twelve (112) Qualified Wells prior to the expiration of Incentive Period II (the “Drilling Commitment”). Notwithstanding anything herein to the contrary, in the event that Seller does not meet the Drilling Commitment by the expiration of Incentive Period II, Incentive Period II shall be extended to March 31, 2018.
(c)    Seller shall earn a Well Payment for each Qualified Well completed during the Incentive Periods. Within ten (10) Business Days following the end of each Drilling Incentive Quarter, Seller shall provide written notice to Buyer of the number of Qualified Wells that it has drilled, the Well Payments that it has earned in the last Drilling Incentive Quarter, and the Drilling Incentive Payment corresponding to the applicable Drilling Incentive Quarter (the “Qualified Well

Notice”) which shall include a copy of the completion report for each Qualified Well. In the event that the Drilling Commitment is not satisfied, Seller shall lose the right to earn any further Well Payments in respect thereof which shall be Buyer’s exclusive remedy for any failure to satisfy the Drilling Commitment. In the event Buyer disagrees with the information contained in Seller’s Qualified Well Notice, Seller and Buyer shall mutually engage an independent, third party expert with at least ten (10) years’ experience in the operation of Wells (the “Expert”) to resolve the dispute, which determination shall be final and binding on the Parties. Both Buyer and the Seller shall provide the Expert with access to their applicable records and facilities in order to make such determination. The costs and expenses of the Expert incurred in connection with such determination shall be borne solely by the losing Party.
(d)    Within ten (10) Business Days of receipt of each Qualified Well Notice, Buyer shall, to the extent such Drilling Incentive Payments set forth therein are not disputed, pay the Drilling Incentive Payments set forth in the Qualified Well Notice to Seller by wire transfer of immediately available funds to the account designated in writing by Seller. The Drilling Incentive Payments shall be treated as an adjustment to the Purchase Price for all U.S. federal and applicable state income Tax purposes, unless otherwise required by applicable Legal Requirement. In no event shall the aggregate Drilling Incentive Payments exceed the Drilling Incentive Amount.
(e)    Seller shall satisfy the Continuous Drilling Requirement at all times throughout the Incentive Periods. If Seller fails to do so, Seller shall lose the right to earn future Well Payments during the Incentive Periods.
3.03    Allocation of Purchase Price. The Parties shall use commercially reasonable efforts to agree on the allocation of the Purchase Price plus the amount of any Liabilities of the Company as of the Closing Date among the assets of the Company (any such agreement, the “Allocation”) within ninety (90) days of the Closing Date in accordance with Section 1060 of the Code following any adjustment to the Purchase Price pursuant to this Agreement, and report the transactions contemplated hereby on all Tax Returns, including, but not limited to Form 8594, in a manner consistent with the Allocation. If, contrary to the intent of the Parties hereto as expressed in this Section 3.03, any Tax Authority makes or proposes an allocation different from the Allocation determined under this Section 3.03, the Parties shall cooperate with each other in good faith to contest such Tax Authority’s allocation (or proposed allocation); provided, however, that after consultation with the Party adversely affected by such allocation (or proposed allocation), the other Party hereto may file such protective claims or Tax Returns as may be reasonably required to protect its interests; and provided further, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation.
3.04    No Withholding. If Seller has provided the certificates described in Section 4.03(a)(viii) and Section 4.03(a)(ix) that reasonably establish that the transactions contemplated hereby are not subject to withholding under Code Section 1445(a) and Colo. Rev. Stat. § 39-22-604.5, respectively, Buyer shall not deduct or withhold any amount for Taxes under Code Section 1445(a) and Colo. Rev. Stat. § 39-22-604.5, and shall not otherwise withhold any amount of the Purchase Price, except as required by applicable Legal Requirements; provided that Buyer shall not withhold any amount for Taxes at Closing unless Buyer has provided Seller with notice of its intent to withhold at least five (5) Business Days prior to the Closing Date.
ARTICLE IV

CLOSING
4.01    Time and Place of Closing. Subject to the terms and conditions stated in this Agreement, the consummation of the transactions contemplated hereby (“Closing”) shall occur on December 31, 2015 or such other date as the Parties may mutually agree in writing. Closing shall take place remotely via the exchange of documents and signatures by facsimile or electronic transmission. The date on which Closing occurs is referred to in this Agreement as the “Closing Date.”
4.02    Pre-Closing Covenants.
(a)    Within ten (10) calendar days following execution of this Agreement, each of the Parties shall, and shall cause their respective Affiliates to: (i) use reasonable best efforts to make or cause to be made the filings required of such Party or any of its Affiliates under the HSR Act with respect to the transactions contemplated by this Agreement and take any action necessitated by such filings as promptly as is reasonably practicable; (ii) cooperate with the other Party and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings; (iii) use reasonable efforts to cause the expiration of the notice or waiting periods under the HSR Act with respect to the transactions contemplated hereby as promptly as reasonably possible; (iv) promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Entity in respect of such filings; (v) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with any Governmental Entity relating to such filings; (vi) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under the HSR Act or any related Legal Requirements for additional information, documents or other materials; (vii) use reasonable best efforts to resolve any objections as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement; and (viii) use reasonable best efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Entity challenging the transactions contemplated by this Agreement as a violation of the HSR Act or any other Legal Requirement. If a Party intends to participate in any meeting with any Governmental Entity with respect to such filings, it shall give the other Party reasonable prior notice of, and an opportunity to participate in, such meeting. Buyer and Seller shall each pay fifty percent (50%) of (x) the initial filing fee for the Transaction and (y) any applicable fees required under the HSR Act for the Transaction when due.
(b)    Until the earlier of the Closing Date or termination of this Agreement, Seller agrees to permit Buyer and its authorized representatives, or cause them to be permitted, to have reasonable access to all properties, Business Employees, books, Contracts, reports of examination and records (excluding the confidential portions of personnel records and medical records) relating to the

Company or the Purchased Equity during normal business hours, and the officers of the Company will furnish Buyer with such existing financial and operating data and other information in Seller’s possession with respect to the Company as Buyer shall from time to time reasonably request; provided, that such access shall not unreasonably interfere with the normal operations of the Company and shall be at the sole cost and expense of Buyer. Buyer shall coordinate all of its requests for such access through Seller, and shall provide reasonable advance notice of such request. Notwithstanding anything to the contrary contained in the foregoing, Buyer’s right of access shall not entitle Buyer to (i) operate equipment of the Company, (ii) conduct intrusive or environmental testing or sampling of the Company’s facilities (other than completion of a phase I environmental study) or (iii) contact any suppliers or customers of the Company without the prior written consent of Seller, to be granted or withheld in its sole discretion. If, prior to or at the time of Closing, Buyer, its Affiliates, or its or their respective employees have knowledge of any breach of Seller’s representations, warranties or covenants contained in this Agreement, Buyer shall promptly notify Seller of same, including reasonable details of the circumstances giving rise to such breach; provided, that Buyer shall not have any liability to Seller or their Affiliates for any failure of Buyer to so notify Seller.
(c)    From the date of this Agreement until Closing, except as set forth in Schedule 4.02(c), Seller shall cause the Company to own and operate and maintain the Assets in the ordinary course and substantially in accordance with its past operating and maintenance practices, and Seller shall not, and shall cause its Affiliates not to, without the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed): (i)  sell, assign, transfer, lease, relocate, terminate, release, close, abandon or otherwise dispose of any Assets other than Inventory (excluding crude oil in tank bottoms) in the ordinary course of business; (ii) make any individual capital expenditure or commitment related to the Assets of the Company in excess of $100,000; provided, however, this limitation shall not apply to situations believed in good faith by the Company to constitute an emergency (in which case Seller’s obligation is limited to notifying Buyer as soon as reasonably practicable of such emergency and obligations); (iii) amend, assign, transfer, waive any rights under, terminate or otherwise dispose of any of the Material Contracts or enter into any new any contracts or agreements that, if existing as of the date hereof would be considered a Material Contract or any new Prohibited Commercial Agreements; (iv) liquidate, dissolve, recapitalize or otherwise wind-up the Company; (v) repay, incur, assume or guarantee any Indebtedness in excess of $100,000; or (vi) agree, whether in writing or otherwise, to do any of the foregoing.
(d)    During the period beginning on the date hereof and ending on the Outside Date (the “Exclusivity Period”), Seller shall grant exclusivity to Buyer with respect to the acquisition of the Company as a standalone midstream transaction as contemplated herein, whether by (i) purchase of all or substantially all of the Assets or equity securities or (ii) direct or indirect merger, consolidation, recapitalization, liquidation or dissolution of or equity investment in the Company (the “Transaction”).  During the Exclusivity Period, Seller shall not (and Seller shall cause its Affiliates not to): (i) solicit, initiate, respond to, facilitate or engage in discussions or negotiations with any Person other than Buyer or its Affiliates, regarding the Transaction or any oil or gas purchase, sale, gathering, treating, processing, transportation or dedication agreement or water gathering, treating or processing agreement relating to the Territory (“Prohibited Commercial Agreements”); (ii) enter into any arrangement or agreement (including any or Prohibited

Commercial Agreement) with any Person other than Buyer or its Affiliates in connection with the Transaction; or (iii) enter into any arrangement or agreement (including any or any Prohibited Commercial Agreement) with any Person that conflicts with or otherwise impedes the Transaction.
4.03    Closing Obligations. At Closing, the following events shall occur:
(a)    Seller shall:
(i)    Execute and deliver to Buyer an assignment of the Purchased Equity in substantially the form attached hereto as Exhibit A (the “Assignment”), duly executed by Seller;
(ii)    Execute and deliver to Buyer evidence reasonably satisfactory to Buyer of the full and complete release, termination or discharge of the Encumbrances (other than Permitted Encumbrances) applicable to any of the Assets and the Purchased Equity arising under any Indebtedness of the Company or the Seller;
(iii)    Execute and deliver to Buyer a certificate from an officer of Seller, dated as of the Closing Date, duly executed by such officer of Seller, to the effect that the condition set forth in Section 8.01(a) has been satisfied;
(iv)    Execute and deliver to the Company the Commercial Agreements in form and substance reasonably satisfactory to Buyer;
(v)    Perform Seller’s obligations described in paragraph 8 of Exhibit C;
(vi)    Execute and deliver to Buyer the Transition Services Agreement, in form and substance reasonably satisfactory to Buyer;
(vii)    Execute and deliver to Company the Amended and Restated Contribution Agreements in form and substance reasonably satisfactory to Buyer;
(viii)    Execute and deliver to Buyer an executed certificate in the form prescribed by Treasury Regulation Section 1.1445-2(b)(2) to the effect that Seller (or, if Seller is classified as an entity disregarded as separate from another Person, such Person) is not a foreign person;
(ix)    Execute and deliver to Buyer an executed Colorado Department of Revenue Form 1083; and
(x)    Deliver to Buyer a schedule of the Inventory as of the Closing Date and transfer such Inventory to the Company’s possession.
(b)    Buyer and/or the Company, as applicable, shall:
(i)    pay to Seller the Seller Closing Amount;

(ii)    deliver to Seller a counterpart to the Assignment, duly executed by Buyer;
(iii)    deliver to Seller a certificate from an officer of Buyer, dated as of the Closing Date, duly executed by such officer of Buyer, to the effect that the condition from Section 8.02(a) of this Agreement has been satisfied;
(iv)    have executed and delivered to Seller the Commercial Agreements in form and substance reasonably satisfactory to Seller; and
(v)    have executed and delivered to Seller the Transition Services Agreement in form and substance reasonably satisfactory to Seller.
Each Party and Company shall execute such other instruments as may be reasonably requested by either Party in order to effectively transfer the Purchased Equity to Buyer and to consummate the transactions contemplated herein.
ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO SELLER
Subject to the survival provisions set forth in Article IX and the limitations provided in Article X, Seller hereby represents and warrants to Buyer:
5.01    Organization, Authority and Enforceability.
(a)    Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite limited liability company power and authority to carry on its business as now being conducted and to own, lease and operate its real property and assets as now owned, leased or operated, and to perform all its obligations under the agreements and instruments to which it is a party or by which it is bound.
(b)    Seller has all necessary authority and legal capacity to enter into this Agreement and all other agreements contemplated to be executed by it hereunder and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all other agreements contemplated to be executed and delivered by it hereunder and the performance of the transactions contemplated hereunder and thereunder by Seller have been duly and validly approved by all requisite limited liability company action necessary on behalf of Seller. This Agreement and all other agreements contemplated to be executed and delivered by Seller hereunder, when executed and delivered by Seller and assuming execution and delivery by each other party hereto and thereto, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity (“Creditors’ Rights”). At Closing, all documents required hereunder to be executed and delivered by Seller will have been duly authorized, executed and delivered by Seller and will constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, subject to Creditors’ Rights.
5.02    Ownership of Purchased Equity. Seller is the sole owner of, beneficially and of record, the Purchased Equity free and clear of all Encumbrances (other than any restrictions on transfer imposed under applicable U.S. federal and state securities Legal Requirements).
5.03    Consents and Approvals; No Violation. Except as set forth in Schedule 5.03 or, in the case of clauses (c), (d) and (e) of this Section 5.03, as would not have a Material Adverse Effect, the execution and delivery of this Agreement by Seller and all other agreements contemplated to be executed by it hereunder and the consummation by Seller of the transactions contemplated hereby and thereby will not:
(a)    entitle any Person to exercise any preferential purchase right, option to purchase or similar right with respect to any of the Purchased Equity;
(b)    conflict with or violate any provision of any organizational document of Seller;
(c)    result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Seller is a party or by which Seller or any of its assets may be bound;
(d)    violate or conflict with any provision of any Legal Requirement binding upon Seller;
(e)    result in, or require, the creation or imposition of, any Encumbrance (other than a Permitted Encumbrance) upon or with respect to any of the Purchased Equity; or
(f)    require Seller to obtain or make any material waiver, consent, action, approval, clearance or authorization of, or registration, declaration or filing with, any Governmental Entity, other than such approval as may be required to be obtained under the HSR Act or such other waiver, consent, action, approval, clearance or authorization of, or registration, declaration or filing customarily obtained post-Closing.
5.04    Brokers. Neither Seller nor any of its Affiliates has entered (directly or indirectly) into any agreement with any Person that provides for the payment of any commission, brokerage or “finders’ fee” arising out of the transactions contemplated by this Agreement for which Buyer or the Company will have any Liability or obligation.
5.05    Employees and Employee Benefits.
(a)    Seller has made available to Buyer the information set forth in Section 10.08.
(b)    With respect to the Business Employees, Seller and its Affiliates are and for at least the past three (3) years have been, in compliance with all applicable Legal Requirements relating to the employment of labor, including labor and employment practices, terms and conditions of employment, wages and hours, overtime payments, Fair Labor Standards Act compliance, the retention and classification of independent contractors and employees, requirements with respect to workers’ compensation insurance, recordkeeping, non-discrimination, non-retaliation, employee benefits, employee leave, payroll documents, record retention, equal opportunity, immigration, occupational health and safety, severance, termination or discharge, collective bargaining, the payment of employee welfare and retirement and other benefits, and the full payment of all required social security contributions, unemployment insurance contributions and Taxes.
(c)    Neither Seller nor any of its Affiliates is a party, bound or subject to any collective bargaining agreement or other contract with any labor union or similar organization that represents any of the Business Employees, and no such agreements or Contracts are being negotiated or contemplated. There are no legal proceedings pending or threatened asserting that Seller or any of its Affiliates have committed an unfair labor practice or seeking or threatening to compel it to bargain with any labor organization as to wages or conditions of employment of any Business Employee. With respect to the Business Employees, no union organization campaign is pending or threatened.
(d)    None of the Company or any of its ERISA Affiliates sponsors, maintains, or contributes to or has any liability (including any contingent liability), or has within the last six (6) years sponsored, maintained, or contributed to or had any such liability, with respect to, a “defined benefit plan,” as defined in Section 3(35) of ERISA, a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, or a “multiemployer plan,” as defined in Section 3(37) of ERISA.
(e)    There does not exist, nor do any circumstances exist that could, upon consummation of the transactions contemplated by this Agreement, result in liability to Buyer, the Company, or any of their respective Affiliates for any Taxes or other liabilities (including, but not limited to, any Controlled Group Liability) relating to any Employee Benefit Plan sponsored, maintained or contributed to by Seller or any ERISA Affiliate. As used in the preceding sentence, the term “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (v) under corresponding or similar provisions of any foreign laws.
(f)    No Business Employee or independent contractor servicing the operations of the Company has given notice, or has been given notice by Seller or an Affiliate, of an intent to terminate his or her employment or independent contractor relationship with Seller or its Affiliates.
(g)    Each Employee Benefit Plan in which a Business Employee participates that is intended to be qualified under Code Section 401(a) (i) has received a favorable determination letter from the IRS regarding such qualified status, (ii) has not, since receipt of the most recent favorable determination letter, been amended, and (iii) to the Knowledge of Seller, there are no circumstances that could reasonably be expected to affect the qualified status of such Employee Benefit Plan.
5.06    Existing Dedications. Except as set forth in Schedule 5.06, (a) Seller, its Affiliates and the assets of Seller and its Affiliates in the Territory are not subject to any Existing Oil Dedications, Existing Gas Dedications, or Existing Water Dedications and (b) there are no amendments to any of the Existing Oil Dedications, Existing Gas Dedications or Existing Water Dedications set forth on Schedule 5.06.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY
Subject to the survival provisions set forth in Article IX and the limitations provided in Article X, Seller hereby represents and warrants to Buyer:
6.01    Organization and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is not in violation of any of its organizational documents. The Company has all requisite limited liability company power and authority to carry on its business as now being conducted and to own, lease and operate its Assets as now owned, leased or operated, and to perform all its obligations under the agreements and instruments to which it is a party or by which it is bound. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties leased by it or the operation of its business make such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.
6.02    Capitalization. Seller directly owns all of the issued and outstanding equity interests in the Company. All of the Purchased Equity that is issued and outstanding is duly authorized, validly issued, fully paid and non-assessable. All prior offerings and issuances of any equity interests and securities in the Company have been made in accordance, in all material respects, with applicable securities Legal Requirements and, no equity interests or other securities of the Company have been issued in violation of any preemptive or other preferential rights of subscription or purchase of any Person. Except as set forth on Schedule 6.02, there are no outstanding obligations, options, warrants, rights, calls, commitments, conversion rights, plans or other agreements of any character to which the Company is a party or by which it is otherwise bound that provide for the issuance, delivery, sale, purchase, redemption or acquisition of equity interests or other securities in the Company, or obligating the Company to grant, extend or enter into any such option, warrant, right, call, commitment, conversion right, plan or agreement, or permit any Person to share or participate in any of the profits, revenues or sales of the Company. There are no preemptive rights, rights of first refusal or first offer, option grants or exercise rights, voting or veto rights, change of control or similar rights, anti-dilution protections or other rights that any equity holder, officer, employee or director is (or would be) entitled to invoke as a result of the transactions contemplated by this Agreement or otherwise.
6.03    Subsidiaries. The Company does not hold any direct or indirect equity interest in or control (directly or indirectly, through the ownership of securities, by contract, by proxy, alone or in combination with others, or otherwise) any corporation, limited liability company, partnership, business organization or other Person.
6.04    Consents and Approvals; No Violation. Except as set forth in Schedule 6.04 or, in the case of clauses (b), (c) and (d) of this Section 6.04, as would not have a Material Adverse Effect,

the execution and delivery of this Agreement by Seller and all other agreements contemplated to be executed by it hereunder and the consummation by Seller of the transactions contemplated hereby and thereby will not:
(a)    conflict with or violate any provision of any organizational document of the Company;
(b)    result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which the Company is a party or by which the Company or any of its Assets may be bound;
(c)    violate or conflict with any provision of any Legal Requirement binding upon the Company;
(d)    result in, or require, the creation or imposition of, any Encumbrance (other than a Permitted Encumbrance) upon or with respect to any of the Purchased Equity or any of the Assets of the Company; or
(e)    require the Company to obtain or make any material waiver, consent, action, approval, clearance or authorization of, or registration, declaration or filing with, any Governmental Entity, other than such approval as may be required to be obtained under the HSR Act or such other waiver, consent, action, approval, clearance or authorization of, or registration, declaration or filing customarily obtained post-Closing.
6.05    Bank Accounts; Company Business. The Company does not have, and has never had, any bank accounts or investment accounts. The Company has never engaged in any business or owned any Assets or incurred any Liabilities other than in connection with ownership and operation of the System.
6.06    Material Contracts.
(a)    Schedule 6.06(a) lists all Material Contracts. Seller has furnished or made available to Buyer true, complete and correct copies of all written Material Contracts, together with all amendments thereto. All of the Material Contracts are legal, valid and binding obligations of the Company, and, to Seller’s Knowledge, the counterparty thereto and, to Seller’s Knowledge, are enforceable in accordance with their terms, and in full force and effect, subject to Creditors’ Rights.
(b)    Except as set forth in Schedule 6.06(b), none of the Company, or, to Seller’s Knowledge, any counterparty thereto is in default under any Material Contract, and no termination, condition or other event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) could reasonably be expected to constitute a breach or default thereunder or a basis for force majeure or other claim of excusable delay or non-performance thereunder which has a Material Adverse Effect. Except as set forth in Schedule 6.06(b), the Company has not received any communication from, or given any communication to, any other party indicating that the Company or such other party, as the case may be, is in default under any Material Contract. Each of Seller and Company are in compliance with the Amended and Restated Gas Gathering Agreement, by and between Seller and Company, dated effective September 1, 2015, in all material respects and no fee reductions are in effect thereunder.
6.07    Real Property.
(a)    Except as set forth in Schedule 6.07(a), the Company has not received notice that any Real Property, or any present use or operation of the Real Property by the Company does not comply with all applicable Legal Requirements (other than Environmental Legal Requirements which are covered by Section 6.12). All covenants, conditions, restrictions, easements and similar matters affecting the Real Property have been and are being materially complied with. The Real Property constitutes all of the real property interests used in the conduct of the business of the Company as it is currently conducted. The Company has such rights of ingress and egress to and from and access to the Real Property as are necessary for the conduct of its business as it is currently conducted.
(b)    Except as set forth in Schedule 6.07(b), there are no approvals or consents required to be given to the Company to transfer the Company’s rights to any Real Property under any Easement or Contract, which have not been so made or given prior to Closing.
(c)    There are no outstanding options, rights of first offer, rights of first refusal, or other similar contracts or rights to purchase the Real Property or any material portion thereof or interest therein granted by the Company.
(d)    Schedule 6.07(d) sets forth and describes a true, correct and complete list of all real property held in fee by the Company (together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property attached or appurtenant thereto and all easements, licenses, rights and appurtenances related to the foregoing, the “Fee Property”). The Company owns good and merchantable title to the Fee Property, free and clear of all Encumbrances other than Permitted Encumbrances.
(e)    Schedule 6.07(e)(i) lists and briefly describes each of the Company’s Leased Real Property, together with the reference information for each written lease in effect relating to such Leased Real Property, as the same may have been amended, modified or supplemented (individually, a “Real Property Lease” and collectively the “Real Property Leases”). Seller has delivered to Buyer true, correct and complete copies of each Real Property Lease. Except as set forth in Schedule 6.07(e)(ii), with respect to each Real Property Lease:
(i)    neither the Company nor, to Seller’s Knowledge, any counterparty thereto, is in default under any Real Property Lease, and no termination, condition or other event by the Company or, to Seller’s Knowledge, any counterparty thereto has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a breach or default thereunder;

(ii)    neither the Company nor, to Seller’s Knowledge, any counterparty thereto, has repudiated any provision of any Real Property Lease; and
(iii)    The Company has a valid leasehold interest with respect to the Leased Real Property subject to such Real Property Lease, free and clear of all Encumbrances other than Permitted Encumbrances.
(f)    Schedule 6.07(f)(i) sets forth and describes a true, correct and complete list of all Easements (other than utility easements and line rights) necessary for the operation of the System as it is currently operated. Except as set forth in Schedule 6.07(f)(ii), to Seller’s Knowledge, there are no Gaps (including any Gap arising as a result of any breach by the Company of the terms of any Easement) in the Easements other than Gaps that have not and could not reasonably be expected to, individually or in the aggregate, materially impair the conduct of the business of the Company as currently conducted. Except as set forth in Schedule 6.07(f)(ii), with respect to each Easement:
(i)    neither the Company nor, to Seller’s Knowledge, any counterparty thereto, is in default under any Easement, and no termination, condition or other event by the Company or, to Seller’s Knowledge, any counterparty thereto has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a breach or default thereunder; and
(ii)    neither the Company nor, to Seller’s Knowledge, any counterparty thereto, has repudiated any provision of any Easement.
6.08    Personal Property; Title and Condition. The Equipment, the Facilities, the Meters, and the Pipelines (collectively, the “Personal Property”) make up all of the tangible personal property owned by the Company. Except as set forth in Schedule 6.08, subject to Permitted Encumbrances, the Company owns and has valid title to the Personal Property. The Personal Property set forth on Schedule 6.08 constitutes all of the tangible personal property used in or necessary for the conduct of the business of the Company as currently conducted. There are no outstanding agreements or options which grant to any Person, other than Buyer, the right to purchase or otherwise acquire any of the Personal Property. Except as set forth in Schedule 6.08, the gathering and processing facilities of the Company comprising the System: (a) have at all times been maintained in accordance with prudent industry practices, (b) are structurally sound with no material defects, (c) are in good and workmanlike condition (subject to normal wear and tear), (d) are not in need of repair except for ordinary, routine maintenance and (e) are suitable for immediate use.
6.09    Permits. Schedule 6.09 lists all material Permits used in the conduct of the business of the Company. Except as set forth in Schedule 6.09, (a) the Company or the Seller, as applicable, is the lawful licensee or permittee under all such Permits, (b) each such Permit is in full force and effect and (c) the Company or the Seller, as applicable, is in compliance with all material obligations with respect thereto. All fees and other payments due and owing under the Permits prior to the date hereof and prior to the Closing Date, as applicable, have been paid in full. The Company or Seller, as applicable, has all Permits required for the continued conduct of the business of the Company as currently conducted. Except as set forth in Schedule 6.09, there is no formal proceeding pending by, nor has the Company or Seller received a notice of any pending investigation or proceeding by any Governmental Entity adversely and materially modifying, suspending, revoking, withdrawing, or terminating any such Permit.
6.10    Compliance with Law. Except as set forth in Schedule 6.10, the Company has been, since formation, and currently is in compliance in all material respects with all Legal Requirements applicable to the ownership, use or operation of the assets and properties of the Company; provided, however, that this Section 6.10 shall not apply to any Environmental Legal Requirements, which are covered by Section 6.12 or any Legal Requirements that relate to tax matters, which are covered by Section 6.13.
6.11    Litigation. Except as set forth in Schedule 6.11, there are no civil, criminal, administrative, arbitration, governmental or other proceedings pending or, to Seller’s Knowledge, threatened against the Company.
6.12    Environmental Matters. Except as set forth in Schedule 6.12, (a) the Company and its assets and properties have been, since formation of the Company, and currently are in material compliance with all Environmental Legal Requirements; (b) the Company has not received any written notice from a Governmental Entity alleging that the System or operations thereon are in violation of applicable Environmental Legal Requirements, which notice has not been fully and finally resolved, and to Seller’s Knowledge no such allegation is pending or threatened; (c)  the Company is not subject to any consent order, compliance order, administrative order, or civil, criminal, administrative, arbitration or other adverse proceedings relating to or issued under any Environmental Legal Requirement directed specifically to or specifically concerning the Assets and, to Seller’s Knowledge no such proceeding is pending or threatened; and (d) no Hazardous Materials have been disposed of or released at, on, under, about or from any of the Assets by the Company or its Affiliates, or to Seller’s Knowledge, any other Person, except in material compliance with Environmental Legal Requirements.
6.13    Taxes. Except for the matters disclosed on Schedule 6.13, as of the Closing Date:
(a)    all Tax Returns required to have been filed by or with respect to the Company or with respect to the Transferred Assets have been timely filed (taking into account any extension of time to file granted or obtained);
(b)    all Tax Returns filed by or with respect to the Company or with respect to the Transferred Assets are true, correct and complete in all material respects;
(c)    all Taxes due from or with respect to the Company or with respect to the Transferred Assets (regardless of whether such Taxes are reflected on a Tax Return) have been timely paid in full;
(d)    no deficiency for any amount of Tax has been asserted or assessed by a Tax Authority in writing against the Company or with respect to any of the Transferred Assets that has not been satisfied by payment, settled or withdrawn;

(e)    no federal, state, local or foreign audits or administrative or judicial proceedings are presently pending, or threatened in writing with regard to any Taxes or Tax Returns of the Company or with respect to the Transferred Assets;
(f)    the Company has not given any currently effective written waiver of any statute of limitations with respect to Taxes or agreed to any currently effective written extension of time with respect to a Tax assessment or deficiency;
(g)    no claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction;
(h)    none of the Assets or the Transferred Assets is subject to any tax partnership agreement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code;
(i)    the Company is, and at all times during its existence has been, classified as an entity disregarded as separate from its owner for U.S. federal income tax purposes, and no election has been made for the Company to be treated as an association taxable as a corporation for U.S. federal income tax purposes;
(j)    the Company has withheld or collected and paid over to the appropriate Tax Authority all Taxes required by law to be withheld or collected, including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws;
(k)    the Company is not a party to or bound by any Tax allocation, indemnity or sharing agreement or arrangement, other than agreements entered into in the ordinary course of business, the principal purpose of which is not taxation;
(l)    all of the Assets and the Transferred Assets that are subject to property Tax have been properly listed and described on the property Tax rolls of the appropriate taxing jurisdiction for all periods prior to Closing and no portion of the Assets or the Transferred Assets constitutes omitted property for property Tax purposes; and
(m)    there are no Encumbrances on the Purchased Equity or any of the Assets or the Transferred Assets that exist in connection with any failure (or alleged failure) to pay any Tax, other than any statutory liens for current period Taxes that are not yet due and payable.
The representations set forth in this Section 6.13 are Seller’s sole representations with respect to Taxes.
6.14    Employees. The Company has never had, and currently has no, employees, independent contractors, or Employee Benefit Plans.
6.15    Financial Statements. Attached hereto as Schedule 6.15, are the following financial statements (collectively, the “Financial Statements”): (a) unaudited balance sheet (the “Interim

Balance Sheet”) for the Company, as of September 30, 2015 (the “Balance Sheet Date”), and (b) the related internal unaudited statement of income and statement of cash flows, for the nine (9) months then ended. The Financial Statements have been prepared in accordance with GAAP (except that (i) there are no notes to the unaudited balance sheet and statement of income, and (ii) the unaudited balance sheet and statement of income are subject to normal year-end adjustments), and fairly present the financial condition and results of operations of the Company as of the respective dates thereof and for the periods therein referred. The Financial Statements referred to in this section reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to the Financial Statements.
6.16    Absence of Undisclosed Liabilities. From and after the Balance Sheet Date, the Company has not incurred any material Liabilities (whether absolute, accrued, contingent or otherwise) of any nature, except Liabilities which are disclosed in Schedule 6.16 hereto.
6.17    Absence of Changes. Except as disclosed on Schedule 6.17, since the Balance Sheet Date, there has not been: (a) any damage, destruction or loss, whether covered by insurance or not, that would result in a Material Adverse Effect; (b) any sale, assignment, lease, transfer, license, abandonment or other disposition by the Company of any interest in any material amount of Assets, excluding (i) inventory sold in the ordinary course of business consistent with past practices and (ii) natural gas, natural gas liquids and other products sold under the Material Contracts; or (c) any agreement to do any of the foregoing. Since the Balance Sheet Date, the Assets of the Company have been operated and maintained in the ordinary course of business consistent with past practices.
6.18    Insurance. Schedule 6.18 sets forth a true, correct and complete list of all insurance policies owned by the Company or by which the Company or its Assets are covered against Liabilities, all of which are in full force and effect. Except as set forth in Schedule 6.18, all policies to which the Company is a party are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no pending notice of default, cancellation or termination has been received by the Company. The Company’s insurance policies are placed with reputable insurance companies and are for amounts and against such losses and risks as would be maintained by a reasonable and prudent operator. As of the Closing Date, there has been no erosion of the aggregate limits of the Company’s insurance policies and there are no claims, or to Seller’s Knowledge, circumstances that could give rise to a claim that would erode such aggregate limits.
6.19    Information Technology; Intellectual Property.
(a)    The information technology equipment owned, licensed or otherwise held by the Company (i) operate and perform in all material respects in accordance with the documentation and financial specifications; and (ii) are sufficient for the needs of the Company.
(b)    The Company is not infringing or otherwise violating any intellectual property rights of any other Person and no actions, claims, demands or other proceedings are pending or, to Seller’s Knowledge, are threatened against the Company alleging any such infringement or violation.

6.20    Affiliate Transactions. Except as set forth on Schedule 6.20, no Affiliate of Seller (other than the Company) holds any Assets currently used in connection with the ownership or operation of the System.
6.21    Brokers. Neither the Company nor any of its Affiliates has entered (directly or indirectly) into any agreement with any Person that provides for the payment of any commission, brokerage or “finders’ fee” arising out of the transactions contemplated by this Agreement for which Buyer will have any Liability or obligation.
6.22    No Other Representations. Except for the representations and warranties contained in Article V and this Article VI, Seller makes no, and shall not be deemed to make any, other express or implied representation or warranty with respect to Seller, the Company, the Purchased Equity, the System or any Assets or Liabilities thereof, the transactions contemplated hereby, or any other matter, and Seller hereby disclaims any other express or implied representations or warranties. Except for the representations and warranties expressly set forth in Article V and this Article VI, Seller, on behalf of itself and each of its Affiliates, hereby disclaims all Liability and responsibility for any and all representations, warranties, projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made available, communicated or furnished (orally or in writing, including electronically) to Buyer or any of its Affiliates or any representatives of Buyer or any of its Affiliates (including any opinion, data, information, projection, forecast, estimate, appraisal, statement, promise or advice that may have been or may be provided to Buyer or any of its Affiliates or any representatives of Buyer or any of its Affiliates by the Company or any of its Affiliates), or any errors in or omissions from any of the foregoing. Without limiting the foregoing, Seller makes no express or implied representations or warranties to Buyer or any of its Affiliates or any representatives of Buyer or any of its Affiliates regarding the probable success or profitability or value of the Company, the Purchased Equity, the System or any Assets or Liabilities thereof.
ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF BUYER
Subject to the survival provisions set forth in Article IX, and the limitations provided for in Article X, Buyer represents and warrants to Seller:
7.01    Organization and Qualification. Buyer is a Delaware limited liability company duly organized, validly existing and is in good standing under the laws of the State of Delaware. Buyer has all requisite limited liability company power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated, and to perform all its obligations under the agreements and instruments to which it is a party or by which it is bound.
7.02    Approval and Enforceability. Buyer has all necessary authority and legal capacity to enter into this Agreement and all other agreements contemplated to be executed by it hereunder and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all other agreements contemplated to be executed and delivered by it hereunder and the performance of the transactions contemplated hereunder and thereunder by Buyer have been duly and validly approved by all requisite limited liability company action necessary on behalf of Buyer. This Agreement and all other agreements contemplated to be executed and delivered by Buyer hereunder, when executed and delivered by Buyer and assuming execution and delivery by each other party hereto and thereto, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to Creditors’ Rights.
7.03    Consents and Approvals; No Violations. The execution and delivery of this Agreement by Buyer and all other agreements contemplated to be executed by it hereunder and the consummation by Buyer of the transactions contemplated hereby and thereby will not:
(a)    result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Buyer is a party or by which Buyer or any of its properties or assets may be bound; or
(b)    require Buyer to obtain or make any material waiver, consent, action, approval, clearance or authorization of, or registration, declaration or filing with, any Governmental Entity, other than such approval as may be required to be obtained under the HSR Act or such other waiver, consent, action, approval, clearance or authorization of, or registration, declaration or filing customarily obtained post-Closing.
7.04    Litigation. There are no civil, criminal, administrative, arbitration or other proceedings pending or, to Buyer’s actual knowledge, with the requirement of reasonably investigation or inquiry, threatened against Buyer or any of its Affiliates, and there are no governmental investigations pending or, to Buyer’s knowledge, threatened against Buyer, that seek to restrain or enjoin the transactions contemplated by this Agreement.
7.05    Funds. Buyer will have at Closing, sufficient funds in immediately available cash to make the payments required under Article III, to pay all fees and expenses to be paid by Buyer in connection with the transactions contemplated by this Agreement, to satisfy any other payment obligation that may arise in connection with or may be required in order to consummate the transactions contemplated by this Agreement and to operate the System following Closing consistent with the Company’s past practice. Buyer expressly acknowledges that Buyer’s ability to obtain financing is not a condition to the obligations of Buyer hereunder.
7.06    Brokers. Neither Buyer nor any of its Affiliates has entered (directly or indirectly) into any agreement with any Person that provides for the payment of any commission, brokerage or “finders’ fee” arising out of the transactions contemplated by this Agreement for which Seller or any of its Affiliates might have any Liability or obligation.
7.07    Securities Laws; Accredited Investor Status. Buyer acknowledges that the Purchased Equity are “securities” under the Securities Act of 1933, as amended (the “Securities Act”), and certain applicable state securities or blue sky laws and that resale thereof may therefore be subject to the registration requirements of such acts. The Purchased Equity are being acquired solely for Buyer’s own account for the purpose of investment and not with a view to resell, distribute or grant a participation therein in violation of any securities Legal Requirements. Buyer is an “accredited investor” as such term is defined in Regulation D of the Securities Act. Buyer is able to bear the economic risk of holding the Purchased Equity for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
7.08    Investigation. Buyer acknowledges and agrees that it (a) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Company, the Purchased Equity, the Assets and Liabilities thereof, the transactions contemplated hereby and any other rights or obligations to be transferred, directly or indirectly, pursuant to this Agreement, and (b) to Buyer’s actual knowledge, with the requirement of reasonable investigation or inquiry, has been furnished with, or given adequate access to, such projections, forecasts, estimates, appraisals, statements, promises, advice, data or information about Seller, the Company, the Purchased Equity, the Assets and Liabilities thereof and any other rights or obligations to be transferred, directly or indirectly, pursuant to this Agreement, as the Buyer has requested. The Buyer further acknowledges and agrees that (i) the only representations and warranties made by Seller or any of its Affiliates (including the Company) are the representations and warranties of Seller expressly set forth in Articles V and VI and the Buyer has not relied upon any other express or implied representations, warranties or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or on behalf of Seller, the Company, any of their Affiliates or any of their representatives, including any projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or through Seller’s or the Company’s banking representatives, or management presentations, electronic or other virtual data room or other due diligence information, and that Buyer will not have any right or remedy arising out of any such representation, warranty or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information and (ii) any Claims that any Buyer Indemnified Party may have for breach of any representation or warranty shall be based solely on the representations and warranties expressly set forth in Article V or Article VI.
ARTICLE VIII

CONDITIONS TO CLOSING AND TERMINATION
8.01    Conditions to Obligation of Buyer. The obligation of Buyer to perform its respective obligations hereunder at Closing shall be subject to the satisfaction of the conditions set forth below (which conditions may be waived in whole or in part by Buyer in its sole discretion in writing on or before the Closing Date):
(a)    The representations and warranties of Seller hereunder shall be true and correct in all respects as of the Closing Date (in each case, without giving effect to any materiality, material, Material Adverse Effect standard or qualification set forth in the representations and warranties), except to the extent that the failure of such representations and warranties to be true and correct in all respects would not, individually or in the aggregate, result in a Material Adverse Effect, and Seller shall have performed in all material respects all covenants and obligations required of Seller by this Agreement to be performed on or before the Closing Date; and Seller shall have delivered to Buyer a certificate to that effect.
(b)    All documents, instruments, certificates or other items required to be delivered by Seller pursuant to Section 4.03(a) shall have been delivered.
(c)    All waiting periods with respect to filings made under the HSR Act, if any, for approval of the transaction contemplated by this Agreement shall have expired or been terminated.
(d)    No legal action or proceeding shall have been instituted after the date hereof against the Company, arising by reason of the acquisition of the Purchased Equity pursuant to this Agreement, which could reasonably be expected to have a Material Adverse Effect.
8.02    Conditions to Obligation of Seller. The obligation of Seller to perform its obligations hereunder at Closing shall be subject to the satisfaction of the conditions set forth below (which conditions may be waived in whole or in part by Seller in its sole discretion in writing on or before the Closing Date):
(a)    The representations and warranties of Buyer hereunder shall be true and correct in all respects as of the Closing Date (in each case, without giving effect to any materiality, material, material adverse effect standard or qualification set forth in the representations and warranties), except to the extent that the failure of such representations and warranties to be true and correct in all respects would not, individually or in the aggregate, materially delay, impede or prevent Buyer’s ability to consummate the transactions contemplated by this Agreement, and Buyer shall have performed in all material respects all covenants and obligations required of Buyer by this Agreement to be performed on or before the Closing Date; and Buyer shall have delivered to Seller a certificate to that effect.
(b)    All documents, instruments, certificates or other items required to be delivered by Buyer pursuant to Section 4.03(b), including, but not limited to, payment of the Purchase Price in accordance with Section 3.01, shall have been delivered.
(c)    All waiting periods with respect to filings made under the HSR Act, if any, for approval of the transactions contemplated by this Agreement shall have expired or been terminated.
(d)    No legal action or proceeding shall have been instituted after the date hereof against Buyer, arising by reason of the acquisition of the Purchased Equity pursuant to this Agreement, which could reasonably be expected to restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement.
8.03    Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time prior to Closing:
(a)    by Buyer or Seller, if Closing has not taken place on or before the Outside Date; provided that the terminating Party is not then in material breach of any representation, warranty,

covenant or obligation contained in this Agreement which will or has prevented the satisfaction of any condition to the obligations of either Party;
(b)    by Buyer or Seller, if there has been a material breach by the other Party of any representation, warranty, covenant or obligation contained in this Agreement which will or has prevented the satisfaction of any condition to the obligations of the terminating Party at Closing (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or obligation contained in this Agreement) and, if such breach is of a character that it is capable of being cured, such breach has not been cured by the other Party within thirty (30) days after written notice thereof from the terminating Party;
(c)    by either Buyer or Seller, if any Governmental Entity having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;
(d)    by mutual written agreement of the Parties;
(e)    by Buyer; provided that Buyer is not then in material breach of any representation, warranty, covenant or obligation contained in this Agreement; provided, further, that Buyer shall pay to Seller, by wire transfer of immediately available funds to an account designated by Seller in writing, a termination fee in the amount of $6,000,000 (the “Termination Fee of Buyer”) as liquidated damages and not as a penalty as Seller’s sole and exclusive remedy for the termination of this Agreement pursuant to this Section 8.03(e). The Termination Fee of Buyer shall be paid by Buyer to Seller no later than three (3) Business Days after termination of this Agreement pursuant to this Section 8.03(e);
(f)    by Seller; provided that Seller is not then in material breach of any representation, warranty, covenant or obligation contained in this Agreement; provided, further, that Seller shall pay to Buyer, by wire transfer of immediately available funds to an account designated by Buyer in writing, a termination fee in the amount of $6,000,000 (the “Termination Fee of Seller”) as liquidated damages and not as a penalty as Buyer’s sole and exclusive remedy for the termination of this Agreement pursuant to this Section 8.03(f). The Termination Fee of Seller shall be paid by Seller to Buyer no later than three (3) Business Days after termination of this Agreement pursuant to this Section 8.03(f); or
(g)    by Buyer, in the event of a Casualty Loss in accordance with Section 10.13(c).
8.04    Liabilities Upon Termination.
(a)Buyer’s Default. If Closing does not occur because (i) Seller terminates this Agreement pursuant to Section 8.03(b), based upon Buyer’s breach of a representation, warranty, covenant or obligation contained in this Agreement and all of the conditions to Closing under Section 8.01 have been satisfied or waived, or (ii) Seller terminates this Agreement pursuant to Section 8.03(a), and at the time of such assertion Buyer has no existing right to assert termination under Sections 8.03(a) or (b), and Seller is not in material breach of any provision of this Agreement and is willing and able to close, Seller shall be entitled to elect to: (1) have Buyer to pay to Seller $6,000,000 as liquidated damages and not a penalty and such payment shall be Seller’s sole and exclusive remedy for such breach, (2) sue for damages relating to the failure of Buyer to close in accordance with the terms and conditions set forth in this Agreement, or (3) pursue the remedy of specific performance of this Agreement.
(b)Seller’s Default. If Closing does not occur because (i) Buyer terminates this Agreement pursuant to Section 8.03(b) based upon Seller’s breach of a representation, warranty, covenant or obligation and all of the conditions to Closing under Section 8.02 have been satisfied or waived, or (ii) Buyer terminates this Agreement pursuant to Section 8.03(a), and at the time of such assertion Seller has no existing right to assert termination under Sections 8.03(a) or (b), and Buyer is not in material breach of any provision of this Agreement and is willing and able to close, Buyer shall be entitled to elect to: (1) have Seller to pay to Buyer $6,000,000 as liquidated damages and not a penalty and such payment shall be Buyer’s sole and exclusive remedy for such breach, (2) sue for damages relating to the failure of Seller to close in accordance with the terms and conditions set forth in this Agreement, or (3) pursue the remedy of specific performance of this Agreement.
8.05    Effect of Termination. If this Agreement is terminated pursuant to Section 8.03: this Agreement shall become void and of no further force or effect (except for the provisions of Sections 8.04, 8.05, 10.01, 10.05, 10.06, 10.11, 10.16 and 10.17 and Article XI, which shall, except to the extent otherwise specifically provided, survive such termination and continue in full force and effect); provided, that such termination shall not relieve any Party of any Liability for any breach of this Agreement or fraud prior to such termination.
ARTICLE IX

SURVIVAL
9.01    Survival. The representations and warranties in this Agreement shall survive Closing until the date that is twelve (12) months following the Closing Date; provided, that the representations and warranties set forth in (a) Sections 5.01, 5.02, 5.03, 5.04, 5.06, 6.01, 6.02, 6.03, 6.04, 6.05, 6.13, 6.21, 7.01, 7.02 and 7.06 (collectively, the “Fundamental Representations” shall survive for the following periods: (i) the representation and warranty set forth in Section 5.02 shall survive indefinitely; and (ii) the other Fundamental Representations shall survive until sixty (60) days after the expiration of the applicable statute of limitations with respect thereto. A Buyer Indemnified Party seeking a remedy pursuant to Section 10.01 for a breach of a representation or warranty must commence a Claim with respect to such a breach within the survival period noted above. In the event that such a Claim for indemnification is properly brought under Section 10.01 within the survival period, the survival period under this Section with respect to the breach of the applicable representation or warranty shall be deemed to toll, with respect to such Claim only, until such Claim is ultimately resolved by a written instrument executed by each of the Parties or finally resolved by a court of competent jurisdiction. If a Buyer Indemnified Party fails to commence a Claim arising from the breach of a representation or warranty hereunder within the survival period, such Buyer Indemnified Party shall be deemed to have waived such Claim and all Damages related thereto. All covenants and agreements contained herein shall remain in full force and effect until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.
ARTICLE X

ADDITIONAL AGREEMENTS OF THE PARTIES
10.01    Indemnification.
(a)    Subject to the survival provisions set forth in Article IX, from and after Closing, Seller shall indemnify, defend, hold harmless and release Buyer, its Affiliates, and its and their respective directors, officers, employees, legal counsel, financial advisors and agents (collectively, the “Buyer Indemnified Parties”) from and against any and all Damages that arise out of, result from or are payable as a result of the following:
(i)    the breach of any representation or warranty made by Seller in Article V or Article VI of this Agreement and in any certificate delivered by Seller at Closing;
(ii)    the failure of Seller to perform any covenant or obligation hereunder that is required to be performed by Seller after Closing;
(iii)    any and all Seller Taxes; and
(iv)    those matters set forth on Exhibit B.
(b)    Subject to the survival provisions set forth in Article IX, from and after Closing, Buyer shall indemnify, defend, hold harmless and release Seller, its Affiliates, and its and their respective directors, officers, employees, legal counsel, financial advisors and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Damages that arise out of, result from or are payable as a result of the following:
(i)    the breach of any representation or warranty made by Buyer in Article VII of this Agreement and in any certificate delivered by Buyer at Closing; and
(ii)    the failure of Buyer to perform any covenant or obligation hereunder that is required to be performed by Buyer after Closing.
(c)    Limitations on Indemnity for Representations and Warranties.
(i)    Notwithstanding anything to the contrary in this Agreement, but subject to the exclusions set forth in the following sentence, Seller shall not be obligated to indemnify, defend, hold harmless or release the Buyer Indemnified Parties for any Damages pursuant to Section 10.01(a)(i) to the extent (A) the amount of such Damages does not exceed $50,000 per individual event or circumstance (the “Threshold”), (B) the aggregate amount of such Damages suffered or incurred by the Buyer Indemnified Parties does not exceed one percent (1%) of the Seller Closing Amount (the “Deductible”) and then only to the extent of such excess and (C) the aggregate amount of all Damages suffered or incurred by the Buyer

Indemnified Parties exceeds ten percent (10%) of the Seller Closing Amount (the “Cap”). Notwithstanding the foregoing, the Threshold, the Deductible and the Cap shall not apply to Damages based on fraud or breach of a Fundamental Representation; provided that the maximum aggregate liability of Seller for Damages arising out of breach of a Fundamental Representation shall be limited to the Seller Closing Amount (and any Deferred Consideration or Drilling Incentive Payments actually received by Seller at the time such Claim being adjudicated). The Parties acknowledge and agree that the intent of this Section 10.01(c), and this Agreement, is that all liability and responsibility for Damages amounts below the Threshold for individual events or circumstances, Damages amounts below the Deductible in the aggregate and Damages amounts exceeding the Cap in the aggregate with respect to the matters set forth in Section 10.01(a)(i) above shall be borne by Buyer.
(ii)    The Indemnified Party shall use commercially reasonable efforts to mitigate or resolve any Claims subject to indemnification under this Section 10.01. In the event that the Indemnified Party shall fail to make such commercially reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the Indemnifying Party shall not be required to indemnify any Person for any Damages that could reasonably be expected to have been avoided if the Indemnified Party had made such efforts.
(iii)    The amount of any and all Damages under this Section 10.01 will be determined net of any insurance or other recoveries actually received by an Indemnified Party or its Affiliates from third Persons in connection with the facts giving rise to the right of indemnification (in each case, calculated net of reasonable third party out-of-pocket costs and expenses of such recoveries but not including any costs or expenses attributable to increases in insurance premiums).
(iv)    No Indemnifying Party will be liable hereunder in respect of any Claim if such Claim would not have arisen but for a change in Legal Requirements.
(v)    No Buyer Indemnified Party will be entitled to any indemnification under this Section 10.01 for any Damage to the extent any such Damage (i) was taken into account in determining the Purchase Price and (ii) as of the date of this Agreement is set forth in any Disclosure Schedule.
(d)    In the event that any Claim for which Seller, on the one hand, or Buyer, on the other hand (each an “Indemnifying Party”), would be liable to the other Party or another Person indemnified under this Section 10.01 (each collectively, an “Indemnified Party”) is asserted against or sought to be collected from such Indemnified Party by a non-Affiliate third Person, the Indemnified Party shall notify the Indemnifying Party in writing of such Claim promptly after becoming aware of such Claim, specifying the nature of and specific basis for such Claim and the amount or the estimated amount thereof to the extent then feasible (the “Claim Notice”); provided, however, that no failure or delay in the giving of such Claim Notice shall relieve the Indemnifying Party of any Liability hereunder, except to the extent the Indemnifying Party is materially prejudiced by such omission or delay. The Indemnifying Party shall have thirty (30) days from the delivery of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Claim; provided, however, that any Indemnified Party is hereby authorized during the Notice Period, after giving additional notice to the Indemnifying Party, to file any motion, answer or other pleading necessary to protect its interests or those of the Indemnifying Party and not prejudicial to the defense of such Claim. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Claim, then the Indemnifying Party shall, at its own expense, assume the defense of any such Claim either directly or through its insurer. In such case, but subject to Section 10.01(e) below, the Indemnifying Party shall control the course of and make all decisions concerning any such proceeding, select and employ counsel, and settle or prosecute such proceeding to a final conclusion, and the Indemnified Party may participate in, but not control, any such defense or settlement at its own cost and with its own counsel, and if requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Claim in question, in making any counterclaim against the Person asserting the third-party Claim, or any cross-complaint against any Person. To the extent the Indemnifying Party elects not to assume the defense of any Claim for which it has an indemnity obligation under this Section 10.01, the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense incurred (but only if and to the extent the Indemnified Party is actually entitled to indemnification hereunder) in regard to such Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings. In such circumstances, the Indemnified Party shall defend such Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Claim, if indemnification is to be sought hereunder, without the Indemnifying Party’s consent. Additionally, in such circumstances, the Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.01(d), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending proceeding in respect of which any Indemnified Party is a party, unless (A) such settlement includes a full and unconditional release of such Indemnified Party from all liability on Claims that are the subject matter of such proceeding, (B) such settlement does not contain any admission of wrongdoing or illegal conduct and (C) the Indemnifying Party has agreed in writing that it is liable to pay the full amount of the settlement to the extent pertaining to such Indemnified Party.
(e)    If a Party becomes an Indemnified Party, it shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party and permit the Indemnifying Party reasonable access to the Indemnified Party’s books, records, facilities and employees for the purpose of permitting the Indemnifying Party to perform its obligations under this Section 10.01; provided, however, that the Indemnified Party shall not be required to disclose to the Indemnifying Party any documents or correspondence covered by the attorney-client privilege or the work product doctrine, except pursuant to a joint defense agreement. To the extent that any documents or correspondence are covered by the attorney-client privilege or the work product doctrine, the Indemnified Party shall notify the Indemnifying Party if the Indemnified Party seeks to protect such privilege with respect to third parties. The Indemnified Party shall disclose to the Indemnifying Party the non-privileged contents of any such documents or correspondence. If requested by the Indemnifying Party, the Indemnified Party and the Indemnifying Party shall negotiate in good faith a joint defense agreement with respect to the matter that is the subject of the privileged communication or work product.
(f)    Any payments made to any Indemnified Party pursuant to this Section 10.01 shall constitute a further adjustment of the Purchase Price (as adjusted pursuant to the terms of this Agreement) for Tax purposes and shall be treated as such by Buyer and Seller on their Tax Returns to the extent permitted by Legal Requirements. Notwithstanding anything contained herein to the contrary, Buyer shall be permitted to offset any amounts owed pursuant to this Agreement against Damages owed by Seller to Buyer pursuant to this Section 10.01.
10.02    Exclusive Remedy Post-Closing. From and after Closing, Section 10.01 shall be the exclusive remedy of both Parties for monetary Damages with respect to this Agreement and the transactions contemplated hereby and each of the Parties hereby waives any other Claim, cause of action, or remedy for monetary Damages that it might assert against the other, whether under statutory or common law, or any other Legal Requirement; provided that nothing in this Section 10.02 shall prevent either Party from (a) seeking specific performance, injunctive and/or similar equitable relief for Claims of breach or failure to perform covenants performable under this Agreement at any time after Closing or (b) pursuing, and recovering in respect of, any Claim based on actual fraud.
10.03    Cooperation and Preservation of Books and Records. The Parties recognize that the Parties and their respective Affiliates may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the other Parties; therefore, the Parties shall (a) properly retain and maintain such records until the thirtieth (30th) day following the last date on which the period to which such records relate is subject to audit by any Governmental Entity, and (b) subject to the right of each Party to refrain from disclosing or making available any proprietary information, any written or oral communications that are subject to the attorney-client privilege and any documents that are covered by the work product doctrine, allow the requesting Party and its respective agents and other representatives, at times and dates mutually acceptable to the Parties, to inspect, review, and make copies of such records as the requesting Party may deem necessary or appropriate from time to time for use in connection with the preparation of Tax Returns or in connection with any lawsuit, Claim or Tax audit relating to the Company. Such inspection, review and copying of records shall be conducted during normal business hours and at the requesting Party’s expense.
10.04    Investigation of Books and Records. Buyer’s closing of the transactions contemplated hereby will constitute Buyer’s acknowledgment that it has had, to Buyer’s actual knowledge, with the requirement of reasonable investigation or inquiry, prior to the Closing Date, access to the Assets, the books and records of the Company and the officers and employees of the Company to its full and complete satisfaction. Buyer hereby further acknowledges that in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, it is relying solely on its own independent investigation and due diligence and the express representations, warranties, covenants and agreements of Seller set forth in this Agreement. Except for such express representations and warranties, Seller makes no representation or warranty of any kind as to the books and records of the Company, any information contained therein or any other information provided to Buyer by or on behalf of Seller, the Company. Buyer agrees that any conclusions drawn from the books and records of the Company are and shall be the result of its own independent review and judgment.
10.05    Limitation of Liability. IN NO EVENT SHALL ANY PARTY HERETO BE LIABLE HEREUNDER FOR EXEMPLARY, PUNITIVE, INDIRECT, SPECIAL INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS OF ANY KIND, ARISING DIRECTLY OR INDIRECTLY FROM, INCIDENT TO, OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, REGARDLESS OF SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR DEFECT IN PREMISES, EQUIPMENT OR MATERIAL, AND REGARDLESS OF WHETHER PRE-EXISTING THIS AGREEMENT, EXCEPT THIS WAIVER SHALL NOT APPLY TO THE EXTENT SUCH EXEMPLARY, PUNITIVE, INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS ARE ASSERTED BY A THIRD PARTY AGAINST AN INDEMNIFIED PARTY.
10.06    Disclaimers. Buyer acknowledges that, except as expressly set forth herein, (a) SELLER HAS NOT MADE AND BY THE DOCUMENTS OF CONVEYANCE AND TRANSFER TO BE EXECUTED PURSUANT HERETO SHALL NOT BE DEEMED TO HAVE MADE, AND (b) SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING (i) ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, NON-INFRINGEMENT, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND (ii) ANY REPRESENTATION OR WARRANTY AS TO (1) CONTRACTUAL, ECONOMIC OR FINANCIAL INFORMATION ASSOCIATED WITH THE ASSETS AND PROPERTIES OF THE COMPANY, (2) ANY PROJECTIONS, FORECASTS, BUSINESS PLANS OR BUDGET INFORMATION, (3) THE CONTINUED FINANCIAL VIABILITY OR PRODUCTIVITY OF THE ASSETS AND PROPERTIES OF THE COMPANY, (4) THE ENVIRONMENTAL OR PHYSICAL CONDITION OF THE ASSETS AND PROPERTIES OF THE COMPANY, OR (5) TITLE TO THE ASSETS AND PROPERTIES OF THE COMPANY.
10.07    Tax Matters.
(a)    Tax Treatment. The Parties agree to treat the purchase and sale of the Purchased Equity described in Section 2.01 for U.S. federal and applicable state income tax purposes as a purchase and sale of all of the Assets and the Transferred Assets. No Party shall take any position (whether in a Tax Return, an audit, or otherwise) that is inconsistent with the foregoing provisions of this Section 10.07(a) unless required to do so by applicable Legal Requirements.
(b)    Liability for Taxes.
(i)    Seller Tax Liabilities. Following the Closing Date, Seller will be allocated and bear all Taxes imposed on the Company or for which the Company may otherwise be liable and all Transferred Asset Taxes with respect to the following (the “Seller Tax

Liabilities”): (A) any Pre-Closing Tax Period and (B) the portion of any Straddle Period ending on and including the Closing Date as determined pursuant to Section 10.07(b)(iii).
(ii)    Buyer Tax Liabilities. Following the Closing Date, Buyer will be allocated and bear all Taxes imposed on the Company and all Transferred Asset Taxes with respect to the following: (A) any taxable period that begins after the Closing Date and (B) the portion of any Straddle Period beginning after the Closing Date as determined pursuant to Section 10.07(b)(iii).
(iii)    Straddle Period Tax Liability. The Taxes of the Company and any Transferred Asset Taxes, if any, attributable to a Straddle Period shall be allocated to Seller for the portion of such Straddle Period ending on and including the Closing Date, and to Buyer for the portion of such Straddle Period beginning after the Closing Date. For purposes of this Section 10.07(b)(iii), the Parties agree to use the following conventions for determining the amount of Taxes of the Company attributable to the portion of the Straddle Period ending on and including the Closing Date and the portion of the Straddle Period beginning after the Closing Date: (A) in the case of any real property, personal property, ad valorem and similar Taxes, the amount attributable to the portion of the Straddle Period ending on and including the Closing Date shall be determined by multiplying the amount of such Taxes for the Straddle Period by a fraction, the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the Straddle Period, and the remainder shall be the amount attributable to the portion of the Straddle Period beginning after the Closing Date and (B) in the case of all other Taxes not described in clause (A) above, including a Tax that is an income Tax or that is a business activity tax otherwise based on gross income, sales or gross receipts, revenue, production or other specific transactions, (I) the amount attributable to the portion of the Straddle Period ending on and including the Closing Date shall be determined as if the Company filed a Tax Return with respect to the portion of the Straddle Period ending on and including the Closing Date using a “closing of the books” methodology and using elections, methods of accounting, and other factors consistent with prior years’ Tax Returns; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated to the portion of the Straddle Period ending on and including the Closing Date based on the ratio that the number of days in the Straddle Period ending on and including the Closing Date bears to the total number of days in the Straddle Period and (II) the remainder of the Tax shall be the amount attributable to the portion of the Straddle Period beginning after the Closing Date.
(iv)    Payment of Seller Tax Liabilities. As between Buyer and Seller, Seller Tax Liabilities initially shall be paid by Seller by either: (A) paying such Tax with the filing of the Tax Return, if required, with respect to which the Tax is reported where the responsibility to prepare and file such Tax Return is assigned to Seller under this Agreement or (B) paying an amount to Buyer as provided in Section 10.07(c)(ii) where the responsibility to prepare and file the Tax Return with respect to which the Tax is reported is assigned to Buyer.

(c)    Tax Returns. Except as otherwise provided in Section 10.07(f):
(i)    Tax Returns for Pre-Closing Tax Periods. Seller shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Company required to be filed for Pre-Closing Tax Periods, provided that Buyer shall cause the Company to execute any such Tax Return if reasonably requested to do so by Seller. Such Tax Returns shall be prepared and filed in a manner consistent with past practice of the Company, except as otherwise required by applicable Legal Requirement, and Seller will timely pay or cause to be timely paid all Taxes due on Tax Returns prepared pursuant to this Section 10.07(c)(i) to the extent that such Taxes constitute Seller Taxes. Buyer shall provide (or cause to be provided) to Seller any information reasonably requested by Seller relating to the Company within its possession to facilitate the preparation and filing of the Tax Returns described in this Section 10.07(c)(i). Reasonably in advance of the due date for filing any such Tax Return required to be filed after the Closing Date, Seller shall deliver a copy of such Tax Return, together with all supporting documentation and workpapers, to Buyer for its review, comment and approval, such approval not to be unreasonably withheld, conditioned or delayed.
(ii)    Tax Returns for Straddle Periods. Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Company required to be filed for all Straddle Periods. Such Tax Returns shall be prepared and filed in a manner consistent with past practice of the Company, except as otherwise required by applicable Legal Requirement. The Taxes due for Straddle Periods shall be allocated between Seller and Buyer as provided in Section 10.07(b)(iii). Buyer shall provide Seller with copies of any such completed Tax Returns for its review, comment and approval, such approval not to be unreasonably withheld, conditioned or delayed. Not later than three (3) days prior to the due date for the payment of Taxes with respect to any such Tax Return, payment shall be made by Seller to Buyer of the amount of such Taxes allocated to Seller in accordance with Section 10.07(b)(iii), and Buyer shall then pay all Taxes due on such Tax Returns.
(iii)    Other Tax Returns. Seller shall timely file or cause to be filed all Tax Returns due after the Closing Date that remit sales and use Taxes and other transaction-based Taxes collected by the Company from customers on or prior to the Closing Date.
(iv)    Amendments to Tax Returns. Unless required by applicable Legal Requirements, Buyer shall not, and shall not cause or permit the Company to, amend or modify any Tax Return of the Company for any Pre-Closing Tax Period or Straddle Period without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Buyer may amend or modify any such Tax Return of the Company even if not required by applicable Legal Requirements without the consent of Seller provided that (i) any additional Taxes resulting therefrom will not constitute Seller Tax Liabilities, (ii) such amendment or modification does not cause, and is not likely to cause, Seller to be liable to any Governmental Entity for any additional Taxes and (iii) such amendment or modification does not state, acknowledge or otherwise indicate that Seller is liable to any Governmental Entity for any Taxes in addition to those for which Seller acknowledged liability in such Tax Return prior to such amendment or modification.
(d)    Tax Refunds. Seller shall be entitled to all refunds and credits of Taxes of the Company (including refunds and credits arising by reason of amended Tax Returns filed on or after the Closing Date) with respect to any Pre-Closing Tax Period (or Straddle Period to the extent attributable to the Taxes for the Straddle Period allocated to Seller pursuant to Section 10.07(b)(iii)). Upon the request of Seller, and at Seller’s sole cost and expense, Buyer shall file (or cause to be filed) all Tax Returns (including amended Tax Returns) or other documents claiming any refunds to which Seller is entitled pursuant to this Section 10.07(d); provided, however, that Buyer shall not be required to file or cause to be filed any Tax Return (including any amended Tax Return) if filing such Tax Return would result in an increase in the Taxes of the Company or Buyer for taxable periods or portions thereof beginning after the Closing Date, unless Seller agrees to indemnify Buyer for such increase in Taxes. Buyer shall be entitled to all refunds and credits of Taxes of the Company with respect to any taxable period or portion thereof (determined in accordance with Section 10.07(b)(iii)) beginning after the Closing Date. Each Party shall forward, and shall cause its Affiliates to forward, to the Party entitled to receive a refund or credit of Tax pursuant to this Section 10.07(d) the amount of such refund or credit within five (5) days after the receipt of such refund or the application of any such refund as a credit against Tax, net of any reasonable costs or expenses incurred by such Party or its Affiliates in procuring such refund or credit.
(e)    Tax Cooperation. Seller, on the one hand, and Buyer, on the other hand, agree to furnish or cause to be furnished to the other, upon written request, such information (including access to books and records of the Company (as well as the timely provision of powers of attorney or similar authorizations)) and assistance as is reasonably necessary (i) for the filing of any Tax Return for a Pre-Closing Tax Period (including Buyer making officers of the Company available to sign Tax Returns) or otherwise relating to any of the payments to be made pursuant to this Agreement, (ii) for the making of any election relating to Taxes, (iii) for the preparation for any audit or responding to any information document requests (or other requests for information, materials or documents) in connection with any audit, and (iv) for the prosecution or defense of any Tax Claim relating to any adjustment or proposed adjustment with respect to Taxes. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanations of any material provided hereunder. If assistance from employees (“Employee Assistance”) or the provision of information, materials or documents (“Required Materials”) is required in connection with an audit or the prosecution or defense of any Tax Claim, Seller and Buyer shall each designate a representative for the coordination of Employee Assistance and the delivery of Required Materials with respect to such audit or Tax Claim. Each time Employee Assistance and the delivery of Required Materials is required, the designated representatives shall discuss the required Employee Assistance and Required Materials, and agree by e-mail on reasonable time periods for the provision of such Employee Assistance or the delivery of such Required Materials. Buyer and Seller shall retain all books and records of the Company with respect to Taxes for a period of at least seven (7) years following Closing. Buyer and Seller shall cooperate with each other in the conduct of any Tax Claim and all other Tax matters involving the Company and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Agreement.
(f)    Transfer Taxes. Any Transfer Taxes incurred as a result of (i) the transfer of the Purchased Equity pursuant to this Agreement shall be paid one-half by Buyer and one-half by Seller and (ii) the transfer of the Transferred Assets or the Transferred Business by the Seller to the Company (regardless of whether such transfers occur prior to, at or after Closing) shall be borne and paid 100% by Seller. The party required by applicable Legal Requirements to file a Tax Return with respect to such Transfer Taxes shall timely prepare, with the other party’s cooperation, and file such Tax Return. If Seller files any such Tax Return, Buyer shall promptly reimburse Seller for Buyer’s share of any Transfer Taxes allocated to Buyer in accordance with this Section 10.07(f) but paid by Seller in connection with the filing of such Tax Return. Each of Buyer and Seller agree to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) any such Transfer Taxes.
(g)    Tax Claim Provisions.
(i)    Each of Buyer and Seller shall, within twenty (20) Business Days, notify the other in writing upon receipt by it (or any of its respective Affiliates) of any notice of assessment, official inquiry, examination, proceeding or other claim with respect to Taxes of the Company for a Pre-Closing Tax Period or Straddle Period (“Tax Claims”).
(ii)    Seller shall control and make all decisions required with respect to any Tax Claim relating exclusively to a Pre-Closing Tax Period and shall keep Buyer informed regarding the progress and substantive aspects of any such Tax Claim. Buyer shall be entitled to participate (at its expense) in any such Tax Claim. Without limiting the foregoing, Seller (A) may select advisors with respect to such Tax Claim (including counsel), (B) may, in its sole discretion, pursue or forego any conferences with any Tax Authority, administrative appeals and court proceedings, and (C) may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable Legal Requirements permit such refund suits or contest the Tax Claim in any permissible manner. Notwithstanding anything herein to the contrary, Seller shall not settle or compromise any such Tax Claim without the prior written consent of Buyer, not to be unreasonably withheld, conditioned or delayed.
(iii)    In the case of a Tax Claim for a Straddle Period, Buyer and Seller shall jointly control such Tax Claim. Each of Buyer and Seller shall be entitled to participate (at its expense) in any such Tax Claim, and shall keep the other Party informed regarding the progress and substantive aspects of any such Tax Claim. Neither Buyer nor Seller may settle or compromise any such Tax Claim for any Taxes for which the other Party (or its Affiliates) may be liable without the prior written consent of such Party, not to be unreasonably withheld, conditioned or delayed.
(iv)    In the event of conflict between any of the provisions of this Section 10.07(g) and Section 10.01(d), the provisions of this Section 10.07(g) shall control.

10.08    Employee Matters.
(a)    On the date hereof, Seller will make available to Buyer a true, correct and complete list as of the date hereof of all the Business Employees and each independent contractor servicing the operations of the Company, including each such Business Employee’s or independent contractor’s: (i) name; (ii) job title or function; (iii) job location; (iv) salary or wage rate or other base compensation; (v) bonus opportunity, commission status or other incentive compensation paid or payable for 2015; (vi) classification as exempt or non-exempt under the Fair Labor Standards Act; (vii) leave status, and (viii) date of hire or entry into independent contractor agreement, respectively, together with a notation next to the name of any individual on such list who is subject to any written employment or consulting agreement. Seller has provided to Buyer true, correct and complete copies of each such employment or consulting agreement, as well as any other agreement providing for severance or any “change in control” payment or benefit for any Business Employee. Except as set forth in any such employment, consulting, severance, or change-in-control agreement, neither Seller or any Affiliate has made any binding commitment (written or otherwise) to any Business Employee or independent contractor servicing the operations of the Company with respect to compensation, promotion, retention, termination, or severance in connection with the transactions contemplated by this Agreement for which the Company, or Buyer would have any liability
(b)    Buyer may, on or after the date hereof, interview any Business Employee and conduct any such standard employee screening and eligibility procedures with regard to such Business Employees as Buyer conducts with respect to candidates for employment in Buyer’s ordinary course of business. Subject to applicable Legal Requirements and, with the prior written consent of each Business Employee, as applicable, Buyer shall be entitled to review copies of the personnel records maintained by Seller with respect to such Business Employee, and discuss such records and such Business Employee with Seller’s representatives. Buyer’s interviews of the Business Employees as set forth in this Section 10.08 shall be conducted so as not to unreasonably interfere with the business of Seller, the Company or their respective Affiliates prior to Closing.
(c)    After the date hereof, Buyer shall be authorized to communicate with any Business Employee regarding such Business Employee’s potential employment with Buyer and Buyer shall be authorized to communicate any offer of employment to any Business Employees. Buyer shall, not later than five (5) days prior to the later of the Closing or the Transition End Date, deliver to Seller a final written list containing the name of each Business Employee Buyer desires to hire. Each Business Employee that is offered employment with Buyer or an Affiliate of Buyer and that accepts such offer and report to work with Buyer or an Affiliate of Buyer as contemplated herein (each a “Continuing Employee” and, collectively, the “Continuing Employees”) shall, as of the later of the Closing or the Transition End Date, be terminated by Seller, or its Affiliate, as applicable, and become an employee of Buyer; provided, however, that any such Business Employee who is on a leave of absence or otherwise not actively at work on Closing or the Transition End Date, as applicable (an “Inactive Employee”), shall be terminated by Seller, or its Affiliate, as applicable and become a Continuing Employee on the date such Inactive Employee returns to active status and reports to work with Buyer or an Affiliate of Buyer. The date that an individual becomes a Continuing Employee pursuant to the foregoing is referred to as his or her “Hire Date.” Notwithstanding anything herein to the contrary, Buyer and its Affiliates shall only be responsible for Liabilities relating to an Inactive Employee from and after the date such Inactive Employee becomes a Continuing Employee. Seller or its Affiliate, as applicable, shall transfer each Continuing Employee’s personnel records to Buyer within five (5) days of the later to occur of Closing or the Transition End Date, and Buyer shall make such personnel records available to Seller upon written request within a reasonable period of time following such request and during regular business hours. As of each Continuing Employee’s Hire Date, Seller shall, on behalf of Buyer, transfer to each Continuing Employee the tools and equipment necessary for such Continuing Employee to perform such Continuing Employee’s job, except for a vehicle, computer, cellular phone and office space.
(d)    Effective as of the later to occur of Closing or the Transition End Date, Seller and its Affiliates shall waive any rights under any non-competition, confidentiality, or similar agreement that restricts or impairs the ability of any Continuing Employee to work for Buyer.
(e)    Seller or its Affiliate, as applicable, shall be responsible for all compensation and benefits earned by or accruing or owing to Business Employees up to and including the Hire Date, and Buyer shall be responsible for all compensation and benefits earned by or accruing to Continuing Employees after the Hire Date under Buyer’s compensation and benefits programs (on and subject to the terms of employment agreed upon between Buyer and such Continuing Employee). Buyer shall have no obligations with respect to any Business Employee that is not hired by Buyer at later of Closing or the Transition End Date.
(f)    Seller will be solely responsible for offering and providing any COBRA Coverage with respect to any Business Employee or other individual who is a “qualified beneficiary” and who is covered by an Employee Benefit Plan that is a “group health plan” and who experiences a “qualifying event” on or prior to the later of the Closing Date or the Transition End Date (or in the case of a Continuing Employee, the date of his or her addition to the payroll of the Buyer). The Buyer will be solely responsible for offering and providing any COBRA Coverage required with respect to any Continuing Employee (or other qualified beneficiary) who becomes covered by a group health plan sponsored or contributed to by Buyer and who experiences a qualifying event on or subsequent to the date of his or her addition to the payroll of the Buyer. For purposes hereof, each of “qualified beneficiary,” “group health plan” and “qualifying event” has the meaning ascribed thereto in Section 4980B of the Code.
(g)    Buyer shall (i) Buyer shall grant each Continuing Employee credit for his or her service with Seller or its Affiliates for purposes of eligibility to participate in and vesting credits in Buyer’s service award plans, vacation programs and policies and retirement plans (but excluding any defined benefit pension plans (within the meaning Section 3(2) of ERISA)); and (ii) for the calendar year during which such coverage begins, use its reasonable best efforts to cause Buyer shall credit under any medical, dental or vision benefit plans maintained by Buyer, subject to the approval of the applicable insurance carrier, to credit, all Continuing Employees with any deductibles and co-payments already incurred during such year under Seller’s benefit plans, and waive any pre-existing conditions, exclusions or limitations as to coverage, any evidence-of-insurability provisions and any waiting-period requirements under such plans.; and (iii) Buyer shall apply towards any deductible requirements and out-of-pocket maximum limits under such welfare benefit plans that are applicable to 2015, any similar deductible requirements and out-of-pocket maximum limits satisfied by any Continuing Employee under Seller’s or its Affiliates’ welfare benefit plans. Prior to the later of Closing or the Transition End Date, Seller shall prepare and deliver, or cause to be prepared and delivered, to each Continuing Employee, and request such Continuing Employee to deliver to Buyer, a schedule setting forth the amount of the deductible and out-of-pocket maximum limits satisfied by each Continuing Employee under Seller’s welfare benefit plans with the information available as of the date the schedule is prepared, which schedule shall be updated through the later of the Closing Date or the Transition End Date as soon as reasonably practicable after such date Closing.
(h)    Buyer shall cause the trustee or administrator of Buyer’s 401(k) plan to accept direct rollovers (including but not limited to participant loans) from Seller’s or its Affiliates’ 401(k) plan trust for each Continuing Employee electing the same with respect to an “eligible rollover distribution” (as defined under Code Section 402(c)(4)) of his or her vested account thereunder; provided, however, that Buyer shall be required to accept a rollover of a Continuing Employee’s plan loans only if such Continuing Employee rolls over 100% of his or her account from the Seller’s or its Affiliate’s 401(k) plan, as applicable. All rollovers to Buyer’s plan shall be made in cash (except for plan loans) and shall be subject to such administrative terms as determined by Buyer. Each Continuing Employee shall, on the later of the Closing Date or Transition End Date, begin accruing vacation time at the level to which they would be entitled under Buyer’s vacation policies as in effect for such year. Seller or its Affiliate, as applicable, will pay to each Business Employee an amount equal to any accrued and unused vacation days at the later of Closing or the Transition End Date, as applicable, in accordance with its policies.
(i)    Notwithstanding anything in this Agreement to the contrary, (a) nothing in this Agreement shall create any obligation on the part of Buyer to continue the employment of any employee for any definite period following the Closing Date, and (b) nothing in this Agreement shall preclude Buyer from altering, amending, or terminating any of its Employee Benefit Plans, or the participation of any of its employees in such Employee Benefit Plans, at any time.
(j)    No provision in this Agreement shall create any third party beneficiary or other right in any Person (including any beneficiary or dependent thereof) for any reason in respect of continued employment or new employment with Seller, its Affiliates or Buyer or in respect of any benefits that may be provided, directly or indirectly, under any plan or arrangement maintained by Seller, its Affiliates or Buyer.
10.09    Indemnification of Company Indemnified Parties.
(a)    For a period of six (6) years after Closing, Buyer shall indemnify and hold harmless any Person who was an officer, manager or equity owner of the Company prior to the Closing Date (a “Company Indemnified Party”) from and against Claims brought by reason of the fact that such Person was an officer, employee, manager or equity owner of the Company prior to the Closing Date (the “Company Indemnified Matters”), but only to the extent such Company Indemnified Party would be entitled to indemnification or exculpation with respect to the Company Indemnified Matters under applicable Legal Requirements or the provisions of the organizational documents of the Company; provided, however, that neither Buyer, nor the Company shall be required to indemnify a Company Indemnified Person for any Company Indemnified Matters that are related to any of the matters for which the Buyer Indemnified Parties may seek indemnity pursuant to this Article X or for any Claim brought by the equity owner of the Company claiming breach of fiduciary duty with respect to the sale contemplated herein.
(b)    The provisions of this Section 10.09 shall survive Closing and are intended to be for the benefit of, and shall be enforceable by, each of the Persons identified in Section 10.09(a), their heirs and their personal representatives, shall be binding on all successors and assigns of Buyer and the Company and may not be terminated or amended in any manner adverse to such Persons without their prior written consent.
10.10    Consents. Prior to Closing, Seller shall use its commercially reasonable efforts, with reasonable assistance from Buyer (including Buyer providing reasonably requested assurances of financial condition and qualifications), to obtain all Consents listed on Schedule 5.03 and Schedule 6.04; provided, however, that Seller shall not be required to incur any liability or pay any money in order to obtain any such Consent. Seller shall provide copies to Buyer of each such Consent so obtained prior to Closing. In the event any Consent listed on Schedule 5.03 or Schedule 6.04 has not been obtained prior to Closing, Buyer and the Company shall be the only Persons responsible for obtaining such Consent from and after Closing.
10.11    Confidential Information. Buyer agrees to maintain all information made available to it pursuant to this Agreement confidential and to cause its Affiliates and representatives to maintain all information made available to them pursuant to this Agreement confidential, all as provided in that certain confidentiality agreement, dated May 23, 2014, as amended, by and between Bonanza Creek Energy, Inc. and Meritage Midstream Services II, LLC, which shall continue in full force and effect and the terms of which are incorporated herein by reference and made a part of this Agreement.
10.12    Operations and Commercial Activities. The Commercial Agreements will include provisions for Seller and the Company to meet from time to time to discuss operations and commercial activities of Seller and the Company in the Territory.
10.13    Casualty.
(a)    If, after the date of this Agreement but prior to the Closing Date, any portion of the System is materially damaged, lost or destroyed by casualty loss or is taken in condemnation or under right of eminent domain (a “Casualty Loss”), Seller shall provide notice of such Casualty Loss to Buyer promptly, and in any event within three (3) Business Days of the occurrence of such Casualty Loss, which notice shall include reasonable detail regarding the scope and nature of such Casualty Loss.
(b)    At Closing, the Purchase Price shall be reduced by the amount of the Casualty Cost less any insurance proceeds to which the Company is entitled. If there is a reduction in the Purchase Price pursuant to this Section 10.13, then Seller shall retain the right but not the obligation, for one hundred eighty (180) days after the Closing Date, to attempt to cure any such Casualty Loss at Seller’s sole cost and expense. If Seller elects to cure such Casualty Loss, Seller may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility, or replace any real property of similar nature and kind if such property is acceptable to Buyer in its reasonable discretion. If Seller cures the Casualty Loss to Buyer’s reasonable satisfaction, then Buyer shall promptly pay the Seller the amount of the Casualty Cost less any insurance proceeds to which Company was entitled used to reduce the Purchase Price for such Casualty Loss pursuant to this Section 10.13.
(c)    Notwithstanding anything contained in this Section 10.13 to the contrary, Buyer may, by notice to Seller prior to the Closing Date, terminate this Agreement pursuant to Section 8.03(g) if a Casualty Loss causes a Material Adverse Effect.
10.14    Cooperation After Closing. From and after the Closing Date, at the request of Buyer, Seller shall assist Buyer in obtaining all financial information (including statements of revenues and direct operating expenses) related to the Company for periods ending on or prior to the Closing Date that is necessary for Buyer (or any of its Affiliates) to comply with the requirements under the Securities Act of a Registration Statement on Form S-1, and the rules set forth in Regulation S-X (the “Requisite Financial Statement Information”) to the extent that Seller has such information available or can obtain such information using commercially reasonable efforts. Buyer shall be responsible, and obligated to reimburse Seller, for all actual, reasonable and documented costs and expenses (including third Person or internal resources and personnel) incurred by Seller associated with obtaining the Requisite Financial Statement Information (and/or in having the same, at Buyer’s request, audited). Seller shall provide Buyer reasonable access during normal business hours to such records (to the extent such information is available) and personnel of Seller and Seller’s accounting firm as Buyer may reasonably request to enable Buyer, and its representatives and accountants, to create and/or audit the Requisite Financial Statement Information. Except to the extent included in any filings made pursuant to the Securities Act, Buyer agrees to hold all Requisite Financial Statement Information confidential and agrees not to use any Requisite Financial Statement Information other than in connection with the preparation of any such filings. Buyer agrees to defend, indemnify and hold harmless Seller (and the other Seller Indemnified Parties) from and against any and all Liabilities and claims incurred by Seller (or any other Seller Indemnified Parties) that arise out of (or are attributable to) Buyer’s use of any Requisite Financial Statement Information.
10.15    Credits and Receipts. All monies, proceeds, receipts, credits and income attributable to the Assets (as determined in accordance with GAAP) (a) for all periods of time at and after the Closing Date, shall be the sole property and entitlement of the Company, and, to the extent received by Seller or one of its Affiliates, shall be promptly accounted for and transmitted to the Company and (b) for all periods of time prior to the Closing Date, shall be the sole property and entitlement of Seller and, to the extent received by the Company or Buyer, shall be promptly accounted for and transmitted to Seller.  After the Closing Date, regardless of when and by whom the actual invoice or demand for payment is received, (i) Seller shall pay and be responsible for all accounts payable or overhead or administrative costs incurred in the ordinary course of business with respect to the Assets and attributable to any period of time at or before the Closing Date and (ii) Buyer shall cause the Company to pay and be responsible for all accounts payable or overhead or administrative costs incurred in the ordinary course of business with respect to the Assets and business of the Company and attributable to any period of time after the Closing Date.

10.16    Exclusivity. In addition to the exclusivity provisions set forth in Section 4.02(d), in the event of termination of this Agreement by Seller under Section 8.03(a), by Buyer under Section 8.03(b) or by Seller under Section 8.03(f), during the period from such termination until January 31, 2017, Seller shall be restricted from: (a) soliciting, initiating, responding to, facilitating or engaging in discussions or negotiations with any Person other than Buyer or its Affiliates or Seller’s Affiliates, regarding the Transaction or any Prohibited Commercial Agreement; or (b) enter into any arrangement or agreement with any Person other than Buyer or its Affiliates or Seller’s Affiliates in connection with the Transaction or any Prohibited Commercial Agreement. If Seller breaches this Section 10.16, Buyer shall be entitled to sue for damages resulting from such breach or to require Seller to sell the Company to Buyer on the terms and conditions set forth in this Agreement, in which case Seller and Buyer shall enter into a new membership interest purchase agreement substantially on the terms of this Agreement, mutatis mutandis. For the avoidance of doubt, nothing in this Agreement shall prohibit or restrict in any manner a material transaction involving Bonanza Creek Energy, Inc. or its business as a whole and any subsequent reorganization resulting therefrom.
10.17    Seller Obligations. Seller shall, to Buyer’s reasonable satisfaction, all at Seller’s sole cost, risk and expense, perform the obligations set forth on Exhibit C (the “Seller Obligations”).
ARTICLE XI

MISCELLANEOUS
11.01    Governing Law; Waiver of Jury Trial. This Agreement, all instruments executed in accordance with it and any disputes arising out of or relating to this Agreement or any contemplated transaction shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Texas, without regard to conflict of law rules that would direct application of the laws of another jurisdiction. With respect to any suit, action or proceeding arising out of or relating to this Agreement or any contemplated transaction, each of the Parties hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any Texas state court or federal court of the United States of America sitting in Harris County, Texas, and any appellate court from any thereof, and agrees that all Claims in respect of any such suit, action or proceeding may be heard and determined only in such Texas state court or, to the extent permitted by law, in such federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any Texas state court or in any such federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY, WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, INCLUDING WITH RESPECT TO ANY SUCH PROCEEDING TO WHICH ANY LENDING SOURCE IS A PARTY.

11.02    Entire Agreement. This Agreement (including the documents, schedules, attachments, exhibits, annexes and instruments referred to herein and therein) constitutes the entire agreement between the Parties and supersedes all prior agreements, documents or other instruments with respect to the matters covered hereby. The Parties make, and have made, no oral agreements or undertakings pertaining to the subject matter of this Agreement. In the event of any irreconcilable conflict between the terms of this Agreement and any conveyancing documents contemplated hereby, the terms of this Agreement shall be controlling.
11.03    Waiver. No waiver of any of the provisions of this Agreement shall be effective unless in writing signed by the Parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
11.04    Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
11.05    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of either Buyer or Seller, as applicable, and any such assignment that is not consented to shall be null and void; provided that Buyer may assign this Agreement to an Affiliate of Buyer as long as such assignee agrees to be bound by the terms and conditions of this Agreement.
11.06    Notices. Any notice provided or permitted to be given under this Agreement (including any request for consent or approval, or response thereto) shall be in writing, and may be served by personal delivery, by electronic mail or by Federal Express or another reputable overnight courier service, addressed to the Party to be notified. If there is any dispute regarding the actual receipt of notice, the Party giving such notice shall bear the burden of providing reasonably satisfactory evidence of such delivery and receipt. For the purpose of the foregoing, automated electronic confirmation of receipt shall be satisfactory evidence of receipt of electronic mail notice. Notices shall be deemed to have been given and received upon receipt at the addresses specified below. For purposes of notice, the addresses of the Parties shall be as set forth on Exhibit D. Each Party shall have the right, upon giving five (5) days’ prior notice to the other in the manner hereinabove provided, to change its address for purposes of notice.
11.07    Expenses. Except as otherwise expressly stated in this Agreement, each Party shall be solely responsible for all expenses incurred by it in connection with this transaction (including fees and expenses of its own counsel, accountants and consultants).
11.08    Severability. The unenforceability or invalidity of any one or more portions or provisions of this Agreement shall not affect the enforceability or validity of the remaining portions or provisions of this Agreement.

11.09    Amendment. This Agreement (including the documents, schedules, attachments, exhibits, annexes and instruments referred to herein) may not be amended except by an instrument in writing signed by each of the Parties.
11.10    Further Assurances. If at any time after Closing, any further action is reasonably necessary to transfer the Purchased Equity to Buyer, the Parties shall execute such additional conveyances or other instruments as necessary to more effectively transfer, convey and assign the Purchased Equity to Buyer.
11.11    Third-Party Beneficiaries. Except as expressly set forth in Section 10.01 with respect to Buyer Indemnified Parties or Seller Indemnified Parties, nothing in this Agreement is intended to create any third-party beneficiary rights respecting any Person or to confer upon any Person, other than the Parties and their respective successors and permitted assigns, any rights, remedies or obligations under or by reason of this Agreement, and the Parties specifically negate any such intention. Notwithstanding the foregoing, Section 10.09 is made for the benefit of the Company Indemnified Parties and the Company Indemnified Parties shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such Persons were signatories to this Agreement.
11.12    Counterparts; Exhibits. This Agreement may be executed in one or more counterparts (delivery of which may be made by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All Attachments, Schedules and Exhibits attached hereto are hereby made a part of this Agreement and incorporated herein by this reference.
11.13    Publicity. Prior to making any public announcement with respect to the transactions contemplated hereby, each Party shall consult with the other Party and use reasonable efforts to agree upon the text of a proposed joint announcement or obtain the other Party’s approval of the text of such announcement (which approval shall not be unreasonably withheld, conditioned or delayed); provided, however, that any Party may make such disclosures or statements as it reasonably believes may be required by applicable Legal Requirements, including any rules or regulations of any stock exchange.
11.14    Construction.
(a)    The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notices required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date for such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

(b)    Unless the context requires otherwise: (i) the gender (or lack of gender) of all words used in this Agreement includes the masculine and feminine; (ii) references to Articles and Sections refer to Articles and Sections of this Agreement; (iii) references to Attachments, Schedules or Exhibits refer to the Attachments, Schedules and Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (iv) the word “including” means “including, without limitation” and (v) references to $ or dollars means the lawful currency of the United States of America.
(c)    Any item disclosed in one Section or Schedule will be deemed to be disclosed in any other Section or Schedule where such disclosure is relevant, even if there is no express cross-reference, provided that the nature and the relevance of the disclosure is reasonably apparent. Disclosure of items that may or may not be required to be disclosed by this Agreement does not mean that such items are material or create a standard of materiality and will not be deemed an admission that any such disclosed matter is or may give rise to a breach of any Contract or violation of any Legal Requirement.
11.15    Disclosure Schedules.
(a)    The Disclosure Schedules are deemed to be incorporated herein but are qualified in their entirety by the Agreement, and shall not be construed as indicating that any matter disclosed therein is required to be disclosed, nor shall any disclosure be construed as an admission that such information is material with respect to Seller or the Company, as applicable.
(b)    Seller may by written notice to Buyer revise or supplement the Disclosure Schedules hereunder other than Schedule 4.02(c) and Schedule 5.06, or add new Disclosure Schedules, at any time prior to the Closing Date to reflect any information, event or circumstance that either (a) existed on the date hereof and should have been included on one or more existing or new Disclosure Schedules but was not, or (b) came into existence after the date hereof and would have been required to be disclosed on one or more existing or new Disclosure Schedules if such information was in existence on the date of this Agreement. Notwithstanding any such revision or supplement of the Disclosure Schedules, unless such revision or supplement results in a Material Adverse Effect, Buyer shall have the obligation to consummate the transactions contemplated by this Agreement, subject to and in accordance with its terms and conditions, but shall have the right to bring a claim against Seller under Section 10.01 if any such revision or supplement of the Disclosure Schedules identifies a breach of any representation or warranty made by Seller in Article V or Article VI of this Agreement.
11.16    Waiver. Buyer hereby waives, and following Closing shall cause the Company to waive any conflicts that may arise in connection with (a) Locke Lord LLP, counsel to the Company, representing Seller following Closing in a dispute with Buyer or the Company arising under this Agreement and (b) the communication by such counsel to Seller in connection with any such representation any fact known to such counsel.
11.17    Netting of Payments. Buyer shall have the right to net payments owed to Seller under this Agreement with payments owed by Seller or its Affiliates to Buyer or the Company under this Agreement and the Commercial Agreements; provided that any such payment owed by Seller shall not include any estimates or Claims for indemnification pursuant to Section 10.01 to the extent such Claims have not been fully and finally adjudicated. Buyer shall provide detailed statements identifying any such netting, which statements shall include the gross amounts payable by each of Seller, the Company and Buyer and the net payment that results.
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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first set forth above.

SELLER:

Bonanza Creek Energy Operating Company, LLC

By:	/s/ Richard J. Carty
Name:	Richard J. Carty
Title:	President & Chief Executive Officer

BUYER:

Meritage Midstream Services IV, LLC

By:	/s/ Steven B. Huckaby
Name:	Steven B. Huckaby
Title:	Chief Executive Officer

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